                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

                                  by and among

                               QLOGIC CORPORATION,
                             a Delaware corporation,
                                    as Buyer,

                               PS MERGER SUB, INC.
                             a Delaware corporation,
                                 as Merger Sub,

                                       and

                                 PATHSCALE, INC.
                             a Delaware corporation,
                                 as the Company

                                February 15, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1. DEFINITIONS...................................................     1
SECTION 2. THE MERGER....................................................    10
   2.1   The Merger......................................................    10
   2.2   The Closing.....................................................    10
   2.3   Effective Time..................................................    10
   2.4   Effects of the Merger...........................................    10
   2.5   Certificate of Incorporation and Bylaws.........................    10
   2.6   Directors and Officers..........................................    10
   2.7   Additional Actions..............................................    11
   2.8   Effect on Capital Stock and Options.............................    11
   2.9   Payment of Merger Consideration.................................    13
   2.10  Exchange Procedures.............................................    14
   2.11  Escrow Amount...................................................    14
   2.12  Continuation of Vesting and Repurchase Rights...................    14
   2.13  Reallocation....................................................    15
   2.14  Dissenting Shares...............................................    17
SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.........    18
   3.1   Organization and Power..........................................    18
   3.2   Authorization; No Breach........................................    18
   3.3   Capitalization; Subsidiaries....................................    19
   3.4   Financial Statements............................................    19
   3.5   Events Subsequent to the November 30 Balance Sheet..............    20
   3.6   Title to Assets.................................................    22
   3.7   Compliance With Laws............................................    22
   3.8   Tax Matters.....................................................    22
   3.9   Environmental Matters...........................................    23
   3.10  Intellectual Property...........................................    24
   3.11  Real Estate.....................................................    28
   3.12  Certain Litigation..............................................    28

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   3.13  Employee Benefits...............................................    28
   3.14  Insurance.......................................................    30
   3.15  Contracts.......................................................    30
   3.16  Employees.......................................................    32
   3.17  Undisclosed Liabilities.........................................    33
   3.18  Affiliate Transactions..........................................    33
   3.19  Brokerage.......................................................    34
   3.20  Inventory.......................................................    34
   3.21  Receivables.....................................................    34
   3.22  Customers and Suppliers.........................................    34
   3.23  Permits and Licenses............................................    34
   3.24  Product Warranty................................................    35
   3.25  Bank Accounts...................................................    35
   3.26  Corporate Records...............................................    35
   3.27  Absence of Certain Business Practices...........................    35
   3.28  Royalty Obligations.............................................    35
   3.29  No Other Agreements to Sell Assets or Stock of the Company......    35
   3.30  Size of Person..................................................    36
   3.31  Disclosure......................................................    36
SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB........    36
   4.1   Organization, Power and Authorization...........................    36
   4.2   Binding Effect and Noncontravention.............................    36
   4.3   Brokerage.......................................................    37
   4.4   Financing.......................................................    37
   4.5   Interim Operations of Merger Sub................................    37
SECTION 5. CONDUCT PRIOR TO THE CLOSING..................................    37
   5.1   General.........................................................    37
   5.2   Operation of Business...........................................    37
   5.3   Preservation of Business........................................    38

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
SECTION 6. PRE-CLOSING AND POST-CLOSING COVENANTS........................    38
   6.1   Full Access and Confidentiality.................................    38
   6.2   Public Disclosure...............................................    38
   6.3   Regulatory Filings..............................................    38
   6.4   Notification of Certain Matters.................................    39
   6.5   Third-Party Consents............................................    39
   6.6   Further Assurances..............................................    39
   6.7   Transaction Expenses............................................    40
   6.8   Tax Matters.....................................................    40
   6.9   Employee Benefit Matters........................................    41
   6.10  Indemnification of Company Officers and Directors;  D&O
            Tail Policy..................................................    42
   6.11  Completion of Annual Audit......................................    43
   6.12  Section 16 Matters..............................................    43
SECTION 7. SURVIVAL AND INDEMNIFICATION..................................    43
   7.1   Survival; Breach................................................    43
   7.2   Indemnification Obligations of Sellers..........................    44
   7.3   Indemnification Obligations of Buyer and Merger Sub.............    44
   7.4   Limitations on Indemnification..................................    44
   7.5   Indemnification Procedures......................................    45
   7.6   Losses Net of Insurance and Taxes...............................    48
   7.7   Exclusive Remedy................................................    48
SECTION 8. TERMINATION, AMENDMENT AND WAIVER.............................    48
   8.1   Termination.....................................................    48
SECTION 9. CONDITIONS TO THE CLOSING.....................................    49
   9.1   Conditions of Buyer's and Merger Sub's Obligations..............    49
   9.2   Conditions of the Company's Obligations.........................    53
SECTION 10. MISCELLANEOUS................................................    54
   10.1  Confidentiality.................................................    54
   10.2  Consent to Amendments...........................................    55
   10.3  Successors and Assigns..........................................    55

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   10.4  Governing Law; Waiver of Jury Trial; Venue......................    55
   10.5  Notices.........................................................    56
   10.6  Schedules.......................................................    57
   10.7  Counterparts....................................................    57
   10.8  No Third Party Beneficiaries....................................    57
   10.9  Headings........................................................    57
   10.10 Entire Agreement................................................    57
   10.11 Interpretation..................................................    58
   10.12 Severability....................................................    58
   10.13 Construction....................................................    58
   10.14 Seller Representative...........................................    58
   10.15 Additional Employee and Other Matters...........................    59

                                LIST OF EXHIBITS

Exhibit A -- Certificate of Merger
Exhibit B -- Form of Escrow Agreement
Exhibit C -- Certificate of Incorporation
Exhibit D -- Bylaws
Exhibit E -- Form of Legal Opinion
Exhibit F -- Form of Resignation Letter
Exhibit G -- Buyer Third Party Consents (material contracts)

                                 LIST OF ANNEXES

Annex I   -- Company Stock Options

                                MERGER AGREEMENT

     This MERGER AGREEMENT (this "Agreement") is made as of February 15, 2006 (the "Agreement Date"), by and among QLOGIC CORPORATION, a Delaware corporation ("Buyer"), PS MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), PATHSCALE, INC., a Delaware corporation (the "Company"), and JAMES F. WATSON (the "Seller Representative"), as representative, agent, proxy and attorney-in-fact for all Sellers (as defined below). Buyer, Merger Sub, the Company and the Seller Representative are sometimes referred to collectively herein as the "Parties."

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Buyer, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), is advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders;

     WHEREAS, the Company is a Delaware corporation and has authorized: (i) 220,000,000 shares of common stock, $0.001 par value per share, (the "Company Common Stock"), (ii) 3,750,000 shares of Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), (iii) 58,400,000 shares of Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"), and (iv) 101,972,000 shares of Series C Preferred Stock, $0.001 par value per share (the "Series C Preferred Stock") (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are referred to as the "Company Preferred Stock," and the Company Preferred Stock and the Company Common Stock are referred to as the "Company Capital Stock");

     NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     SECTION 1. DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings set forth below:

     "Accounting Firm" has the meaning set forth in Section 2.13(b).

     "Action" means any proceeding, hearing, investigation, action, suit, arbitration, mediation, governmental investigation or other legal or administrative proceeding, or any claim reasonably likely to mature into any of the foregoing.

     "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

     "Aggregate Common Stock Merger Consideration" means an amount equal to (a) $116,000,000, minus (b) the Company Preferred Stock Liquidation Payments.

     "Agreement" has the meaning set forth in the preamble.

     "Agreement Date" has the meaning set forth in the preamble.

     "Allocable Portion" means with respect to the share of any Seller in a particular amount, a fraction, the numerator of which is the amount of cash such Seller is entitled to receive pursuant to Section 2.8(c) with respect to its Company Capital Stock (other than Dissenting Shares) and the denominator of which is the aggregate amount of cash all Sellers are entitled to receive pursuant to Section 2.8(c) with respect to their Company Capital Stock (other than Dissenting Shares).

     "Assumed Stock Option" has the meaning set forth in Section 2.8(d)(i)(B).

     "Average Buyer Stock Price" has the meaning set forth in Section 2.8(d)(i)(B).

     "Basket Amount" has the meaning set forth in Section 7.4(a).

     "Business" means the business of the Company, as conducted on the date of this Agreement, including the business of designing, developing, providing, selling, marketing, licensing, distributing, and supporting the Company Software, the Company Hardware and all related services offered by the Company, throughout the world.

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

     "Buyer" has the meaning set forth in the preamble.

     "Buyer Common Stock" means the common stock of Buyer, par value $0.001 per share.

     "Buyer Indemnitees" has the meaning set forth in Section 7.2.

     "Buyer Plans" has the meaning set forth in Section 6.9(a).

     "Certificate of Merger" means the Certificate of Merger to be executed by the Company and filed with the Delaware Secretary of State at the Closing in accordance with the DGCL, substantially in the form attached hereto as Exhibit A.

     "Closing" and "Closing Date" have the respective meanings set forth in
Section 2.2.

     "CGCL" means the General Corporation Law of the State of California.

     "COBRA" has the meaning set forth in Section 6.9(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preamble.

     "Company Capital Stock" has the meaning set forth in the recitals.

     "Company Common Stock" has the meaning set forth in the recitals.

     "Company Disclosure Letter" has the meaning set forth in Section 3.

     "Company Hardware" means any hardware or other tangible products owned, developed (or currently being developed and set forth on Section 1 of the Company Disclosure Letter), marketed, distributed, licensed or sold by the Company at any time before the Closing Date.

     "Company Indemnified Party" has the meaning set forth in Section 6.10(a).

     "Company Indemnification Provisions" has the meaning set forth in Section 6.10(a).

     "Company IP" means all Intellectual Property used in the Business which is owned by or exclusively licensed to the Company (other than (a) third-party generally commercially available hardware used internally by the Company or third-party hardware resold by the Company without any material change or modification by the Company that is not incorporated into any hardware owned or developed (or currently being developed) by the Company (collectively, "Third Party Hardware") and (b) Third Party Software).

     "Company Option Plan" means the Company's 2001 Equity Incentive Plan.

     "Company-Owned Registered IP" has the meaning set forth in Section 3.10(b).

     "Company Permits" has the meaning set forth in Section 3.23.

     "Company Preferred Stock" has the meaning set forth in the recitals.

     "Company Preferred Stock Liquidation Payments" means the sum of (a) the aggregate number of shares of Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time multiplied by (the original issue price per share of such stock plus all declared but unpaid dividends per share as of such time), plus (b) the aggregate number of shares of Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time multiplied by (the original issue price per share of such stock plus all accrued but unpaid dividends per share as of such time), plus (c) the aggregate number of shares of Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time multiplied by (the original issue price per share of such stock plus all accrued but unpaid dividends per share as of such time).

     "Company Software" means any Software (including firmware and other Software embedded in hardware devices) owned, developed (or currently being developed and set forth on Section 1 of the Company Disclosure Letter), marketed, distributed, licensed or sold by the Company at any time before the Closing Date (other than (a) third-party software licensed to the Company solely for internal use on a non-exclusive basis, (b) third-party software resold or re-licensed by the Company without any material change or modification by the Company that is not incorporated into any software owned or developed (or currently being developed) by the Company, and (c) third-party content on any Company website (collectively, "Third-Party Software")).

     "Company Stock Option" has the meaning set forth in Section 2.8(d)(i).

     "Confidential Information" has the meaning set forth in Section 10.1.

     "Contested Claim" has the meaning set forth in Section 7.5(d)(ii).

     "Continuing Employees" means those persons who were employees of the Company immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its subsidiaries or become employees of Buyer or its subsidiaries following the Effective Time.

     "DGCL" has the meaning set forth in the recitals.

     "Disputed Item" has the meaning set forth in Section 2.13(b).

     "Dissenting Shares" shall have the meaning set forth in Section 2.14(a).

     "Effective Time" has the meaning set forth in Section 2.3.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement, including, without limitation, any "nonqualified deferred compensation plan," within the meaning of Code Section 409A(d)(1).

     "Environmental Laws" means all Legal Requirements relating to environmental, health or safety matters, including, without limitation, Legal Requirements governing the use, storage, disposal, generation, treatment, transportation or remediation of Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means Union Bank of California, N.A., a national banking association.

     "Escrow Agreement" means the Escrow Agreement to be entered into at the Closing by Buyer, the Seller Representative and the Escrow Agent attached hereto as Exhibit B.

     "Escrow Amount" means $15,000,000.

     "Escrow Percentage" has the meaning set forth in Section 2.12.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Final Reallocation Amount Statement" has the meaning set forth in Section 2.13(b).

     "Financial Statements" has the meaning set forth in Section 3.4(a).

     "Forfeited Merger Consideration" has the meaning set forth in Section 2.13(a).

     "Forfeited Merger Value" has the meaning set forth in Section 2.13(a).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time consistently applied.

     "Government Entity" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government;
(c) governmental authority (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority.

     "Hazardous Substances" mean (a) any and all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental Law (other than office and cleaning supplies safely maintained); (b) gasoline, diesel fuel or other petroleum hydrocarbons; (c) PCBs, asbestos, mold or urea formaldehyde foam insulation; and
(d) natural gas, synthetic gas and any mixtures thereof.

     "Indebtedness" means (a) all indebtedness for borrowed money, including all accrued and unpaid interest thereon, (b) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (c) all capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP, (d) all guarantees with respect to liabilities of a type described in any of clauses (a) through (c) above, (e) all outstanding indebtedness of the Company, including accrued and unpaid interest, under any credit agreements, and (f) all change in control payments owed or owing to any Person by the Company, including any change in control payments that shall result from the consummation of the Merger.

     "Indemnification Claim Notice" has the meaning set forth in Section 7.5(a).

     "Indemnified Party" has the meaning set forth in Section 7.5(a).

     "Indemnifying Party" has the meaning set forth in Section 7.5(a).

     "Insurance Policies" has the meaning set forth in Section 3.14(a).

     "Intellectual Property" means all of the following: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, research and development, formulas, process formulations, processes, proprietary information, technology, technical information, data lists, engineering procedures, standard operating procedures (including bills of materials) and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations, rights in databases, maskwork rights, maskwork registrations, and applications therefor, and all other rights corresponding thereto throughout the world ("Copyrights"); (d) all trade names, logos, domain names, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefor ("Trademarks"); (e) all Software, including all software code recorded on or in any medium and whether embedded or in object code or source code form; (f) all documentation of software design including, without limitation, the original design requirements, flowcharts, software specifications, notations explaining code, details of modifications, and descriptions and details of known software errors; (g) all works of authorship, databases and data collections and all rights therein; and (h) any rights, claims or choses in action relating to or deriving from any of the foregoing.

     "Knowledge" means the actual knowledge, after reasonable due inquiry, of the following executive officers and directors of the Company: Scott Metcalf, Art Goldberg, Thomas McWilliams, Jeff Rubin, Jeff Broughton, Lloyd Dickman, AC Ngo, Jeff Rubin, Betsy Zeller, Dave Olson, and Fred Chow; provided, however, that with respect to intellectual property matters, reasonable due inquiry shall not be deemed to include external searches for potentially applicable intellectual property rights of third parties or potential infringement of intellectual property rights of the Company by third parties.

     "Leased Real Property" has the meaning set forth in Section 3.11(b).

     "Legal Requirement" means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity applicable to the Company or any of its assets or the Business.

     "Liability" means any debt, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, responsibility, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

     "Lien" means any claim, charge, encumbrance, covenant, security interest, lien, mortgage, deed of trust, hypothecation, or pledge of any kind, whether imposed by agreement, understanding, law, equity or otherwise.

     "Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

     "Material Adverse Effect" means any change or effect that is, individually or in the aggregate, materially adverse to the business, assets, properties, condition (financial or otherwise), or results of operations of the Company, taken as a whole, except to the extent that any such change or effect results from: (a) changes in general economic conditions (provided that such changes do not affect the Company in a substantially disproportionate manner as compared to the Company's competitors); (b) changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company in a substantially disproportionate manner as compared to the Company's competitors);
(c) the public announcement or pendency of the transactions contemplated by this Agreement; (d) the consummation of the transactions contemplated by this Agreement or compliance with the terms and conditions of this Agreement; or (e) changes in Legal Requirements or GAAP after the date hereof.

     "Material Contracts" has the meaning set forth in Section 3.15(b).

     "Measurement Period" has the meaning set forth in Section 2.13(a).

     "Merger" has the meaning set forth in the recitals.

     "Merger Sub" has the meaning set forth in the preamble.

     "Non-Compete Sellers" has the meaning set forth in Section 9.1(d)(xi).

     "Notice of Dispute" has the meaning set forth in Section 2.13(b).

     "November 30 Balance Sheet" means the Company's unaudited consolidated balance sheet as of November 30, 2005.

     "Option Exchange Ratio" has the meaning set forth in Section 2.8(d)(i)(B).

     "Option Holder" has the meaning set forth in Section 2.8(d)(i).

     "Parachute Payment Waiver" means a waiver of the right to receive payments that could constitute "parachute payments" under Section 280G of the Code and regulations promulgated thereunder.

     "Party" has the meaning set forth in the preamble.

     "Per Common Share Merger Consideration" means (a) the Aggregate Common Stock Merger Consideration divided by (b) the sum of (i) the aggregate number of shares of Series B Preferred Stock and Series C Preferred Stock, on an as-converted to Company Common Stock basis, that are issued and outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock issuable upon exercise of Company Stock Options that are outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, but not including the Company Stock Options that have been exercised prior to the Effective Time (in which case the shares of Company Common Stock for which any such Company Stock Options have been exercised shall be treated as outstanding under clause (ii) above).

     "Permitted Liens" means (a) Liens for Taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings, (b) zoning, building and other similar restrictions imposed by applicable Legal Requirements, (c) mechanics' carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business and (d) other Liens, imperfections of title or encumbrances that do not materially impair the operations of the Business as presently conducted.

     "Person" means an individual, a partnership, a corporation, a firm, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, a Government Entity or other legal entity.

     "Pre-Closing Taxes" has the meaning set forth in Section 6.8(a).

     "Pro Rata Share" has the meaning set forth in Section 2.13(c).

     "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (a) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, (h) the Apache License, and (i) any other license or distribution model purporting to require the right to distribute or to have access to software or source code or to restrict the ability to charge for distribution or use of the Company Software for commercial purposes.

     "Reallocation Amount Statement" has the meaning set forth in Section
2.13(b).

     "Registered IP" means all Intellectual Property with respect to which legal rights have been registered, filed, or issued under the authority of any Government Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

     "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, disposal, dumping, leaching or migration of substances into the indoor or outdoor environment, including the movement of substances through the air, soil, surface water or groundwater.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" means a holder of Company Capital Stock as of immediately prior to the Effective Time (other than a holder solely of shares of Company Capital Stock which constitute and remain Dissenting Shares).

     "Seller Indemnitees" has the meaning set forth in Section 7.3.

     "Seller Representative" has the meaning set forth in the preamble.

     "Seller Representative Indemnitees" has the meaning set forth in Section 10.14(a).

     "Series A Preferred Stock" has the meaning set forth in the recitals.

     "Series B Preferred Stock" has the meaning set forth in the recitals.

     "Series C Preferred Stock" has the meaning set forth in the recitals.

     "Software" means all computer software, programs, and databases in any form, including Internet websites, website content, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, libraries, modules, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, debugging tools, platforms and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, help text, developer notes, comments and annotations.

     "Straddle Period" has the meaning set forth in Section 6.8(a).

     "Straddle Period Taxes" has the meaning set forth in Section 6.8(a).

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Surviving Employees" has the meaning set forth in Section 2.13(c).

     "Tail Policy" has the meaning set forth in Section 6.10(b).

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Returns" means any return, report, information return, election or other document relating to Taxes (including schedules or any related or supporting information) and any amendment thereof.

     "Termination Date" has the meaning set forth in Section 8.1(e).

     "Third Party Claim" has the meaning set forth in Section 7.5(a).

     "Transaction Documents" means this Agreement, the Escrow Agreement and the Certificate of Merger.

     "2009 Buyer Stock Price" means the average closing price of Buyer Common Stock on the Nasdaq National Market over the five trading days commencing on November 3, 2009.

     "Unvested Shares" has the meaning set forth in Section 2.12.

     "Unvested Cash" has the meaning set forth in Section 2.12.

     "Vested Cash" has the meaning set forth in Section 2.12.

     "Vested Company Stock Options" means those Company Stock Options that are vested as of the Effective Time, including any Company Stock Options that have become vested as a result of the transactions contemplated hereunder.

     "WARN Act" has the meaning set forth in Section 3.16(c).

     SECTION 2. THE MERGER.

     2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Merger Sub in accordance with the DGCL.

     2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing"), shall take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660 (or at such other location as the Parties may agree), at 9:00 a.m. local time on the later of (i) April 3, 2006 and (ii) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or on such other date as Buyer and the Company may mutually determine (the "Closing Date").

     2.3 EFFECTIVE TIME. On the Closing Date the Company shall execute and file the Certificate of Merger with the Delaware Secretary of State. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Buyer and the Company shall agree should be specified in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

     2.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, licenses, authorizations and franchises of Merger Sub and the Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of the Surviving Corporation shall be as set forth on Exhibit C and Exhibit D, respectively, until thereafter changed or amended as provided therein or by applicable law.

     2.6 DIRECTORS AND OFFICERS.

          (a) Directors. Effective as of the Effective Time, each of the directors of the Company shall resign from the board of directors of the Company. The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving

Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) Officers. Effective as of the Effective Time, each of the officers of the Company shall resign from the Company. The directors of the Surviving Corporation shall appoint the officers of the Surviving Corporation immediately after the Effective Time, and such officers shall serve until the earlier of their resignation or removal or until their respective successors are duly appointed, as the case may be.

     2.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall have the power and authority to execute and deliver, in the name and on behalf of each constituent corporation, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each constituent corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     2.8 EFFECT ON CAPITAL STOCK AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the holders of any Company Capital Stock or any shares of capital stock of Merger Sub or the holders of any Company Stock Options:

          (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and will become an issued and outstanding share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of Company Capital Stock that is owned by the Company of the Company immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

          (c) Conversion of Company Capital Stock. The Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 2.8(b), shall be converted into the right to receive an amount of cash, determined as follows (subject to the provisions of Section 2.11 (regarding the withholding of the Escrow Amount) and the rights of holders of Dissenting Shares):

               (i) Series C Preferred Stock. Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (without interest) equal to (A) the original issue price per share of such stock plus all accrued but unpaid dividends per share as of immediately prior to the Effective Time plus (B) the Per Common Share Merger Consideration.

               (ii) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (without interest) equal to (A) the original issue price per share of such stock plus all accrued but unpaid dividends per share as of immediately prior to the Effective Time plus (B) the Per Common Share Merger Consideration.

               (iii) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (without interest) equal to the original issue price per share of such stock plus all declared but unpaid dividends per share as of immediately prior to the Effective Time.

               (iv) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (without interest) equal to the Per Common Share Merger Consideration.

          (d) Company Stock Options.

               (i) Effective as of the Effective Time each option to purchase shares of Company Common Stock specified on Annex I hereto (each a "Company Stock Option") granted pursuant to the Company Option Plan to any current or former employee or director of, or consultant to, the Company (each, an "Option Holder") that is outstanding and unexercised as of immediately prior to the Effective Time (provided that such Annex I may be updated as of the Closing Date to reflect exercises of outstanding options between the date of this Agreement and the Closing Date) shall be cancelled and each Option Holder will be entitled to receive in exchange therefor a cash payment and/or an Assumed Stock Option (as defined below) in accordance with the following provisions:

                    (A) The holder of each Vested Company Stock Option that is cancelled pursuant to the foregoing clause (i) shall be entitled to receive from the Company an amount of cash (without interest) equal to the product of (x) the total number of shares of Company Common Stock subject to such Vested Company Stock Option multiplied by (y) the excess of the amount of the Per Common Share Merger Consideration over the exercise price per share under such Vested Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld by the Company with respect to such payment.

                    (B) The holders of each Company Stock Option that is not a Vested Company Stock Option and that has been cancelled pursuant to
          Section 2.8(d)(i) shall have such Company Stock Option assumed by Buyer and converted into an option (an "Assumed Stock Option") to purchase a number of shares of Buyer Common Stock (rounded down to the nearest whole number) equal to the product of the number of non-vested shares subject to such

          Company Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Option Exchange Ratio"), the numerator of which is the Per Common Share Merger Consideration and the denominator of which is the average closing price of Buyer Common Stock on the Nasdaq National Market over the five trading days immediately preceding the Closing Date ("Average Buyer Stock Price"). The per share exercise price (rounded up to the nearest penny) for the shares of Buyer Common Stock issuable upon exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Company Common Stock applicable to such Company Stock Option immediately prior to the Effective Time, divided by (ii) the Option Exchange Ratio. All Assumed Stock Options shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including any vesting provisions). As soon as practicable after the Effective Time, Buyer shall deliver to the Option Holders appropriate notices setting forth the number of shares subject to such Assumed Stock Options held by each such Option Holder and the exercise prices under such Assumed Stock Options, each as adjusted pursuant to this
          Section 2.8(d)(i)(B), and stating that such Assumed Stock Options shall be subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time (including any vesting provisions). Buyer will cause the Buyer Common Stock issuable upon exercise of the Assumed Stock Options to be registered on Form S-8 of the SEC as soon as possible (but not later than five Business Days) following the filing of Buyer's Form 10-K for the 2006 fiscal year of Buyer, will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Stock Options remain outstanding and will reserve a sufficient number of shares of Buyer Common Stock for issuance upon exercise thereof.

               (ii) Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the assumption and conversion of the Company Stock Options by Buyer in accordance with the terms hereof and the assignment to Buyer of the authorities and responsibilities of the Company's Board of Directors or any committee thereof under the Company Option Plan.

     2.9 PAYMENT OF MERGER CONSIDERATION. Subject to Section 2.11 (regarding the withholding of the Escrow Amount) Buyer shall cause the cash consideration payable in the Merger to be paid as follows:

          (a) Payment to Holders of Company Capital Stock. Provided the exchange procedures set forth in Section 2.10 have been satisfied, Buyer shall deliver to the holders of Company Capital Stock the amounts to which they are entitled under Section 2.8(c) as soon as reasonably practicable, but in no event more than ten Business Days, after the Closing Date.

          (b) Payment to Holders of Vested Company Stock Options. Buyer shall deliver to the holders of Vested Company Stock Options the amounts to which they are entitled under Section 2.8(d)(i)(A) as soon as reasonably practicable, but in no event more than ten Business Days, after the Closing Date.

          (c) Form of Payment. Payment shall be made by check, or, for amounts over $250,000, wire transfer of immediately available funds.

     2.10 EXCHANGE PROCEDURES. Each Seller shall surrender the certificate(s) representing such Seller's shares of Company Capital Stock, duly endorsed to Buyer for cancellation as of the Effective Time and, subject to receipt of such certificate(s), together with a completed and executed letter of transmittal in customary form (which shall acknowledge such Seller's indemnification obligations pursuant to this Agreement and contain standard representations regarding such Seller's ownership of Company Capital Stock), Buyer shall pay such Seller pursuant to Section 2.9(a). If any certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) to be lost, stolen or destroyed and delivery of the executed letter of transmittal referenced in the preceding sentence, and subject to such other conditions as the Board of Directors of Buyer may impose, Buyer shall issue in exchange for such lost, stolen or destroyed certificate(s) the consideration pursuant to Section 2.9(a) in respect of such certificate(s). When authorizing such issue of consideration in exchange for such certificate(s), the Board of Directors of Buyer (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s) to enter into an indemnity agreement, in form and substance reasonably acceptable to Buyer, against any claim that may be made against Buyer or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

     2.11 ESCROW AMOUNT. At the Closing, Buyer shall (a) withhold the Escrow Amount from the cash payable pursuant to Section 2.9(a) to the Sellers on a pro rata basis according to their respective Allocable Portions and (b) deposit the Escrow Amount into escrow with the Escrow Agent (by wire transfer or delivery of other immediately available funds to an account designated by the Escrow Agent) as a fund for payment of indemnification claims made by Buyer against the Escrow Amount, which fund shall be subject to the terms and conditions of the Escrow Agreement.

     2.12 CONTINUATION OF VESTING AND REPURCHASE RIGHTS. If there are any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that may be forfeited to or repurchased by the Company under the terms of any contract with the Company ("Unvested Shares"), then the right to recover or extinguish such Unvested Shares under the terms of any contract with the Company shall be assigned to Buyer and the cash payable upon conversion of such Unvested Shares in the Merger (the "Unvested Cash") shall be, in place of such Unvested Shares, equally subject to such right assigned to Buyer and shall be withheld by Buyer and paid without interest to the holders of such Unvested Shares if and to the extent such assigned right expires unexercised by Buyer pursuant to the terms of the applicable contract with the Company; provided, however, that the Surviving Corporation and Buyer shall be entitled to deduct and withhold from such payments the amount of withholding imposed for Taxes; provided further, that a portion of such newly vested cash so distributed may be treated as imputed interest and will be so treated to the extent required under the Code and the regulations promulgated thereunder. If a Seller holds Unvested Shares, then such

Seller's Allocable Portion of the Escrow Amount shall consist of the percentage obtained by dividing the Escrow Amount by the amount of the Merger consideration distributed as cash hereunder ("Escrow Percentage"), of both (a) the cash (the "Vested Cash") payable upon conversion hereunder of shares of Company Common Stock held by such Seller which are not Unvested Shares and (b) the Unvested Cash (subject to vesting) payable upon conversion hereunder of Unvested Shares held by such Seller, and thereafter with respect to each installment of Unvested Cash that vests in accordance with this Section 2.12, the Escrow Percentage of such installment shall vest the Unvested Cash held in escrow.

     2.13 REALLOCATION.

          (a) Calculation. For the period commencing on the Closing Date and concluding on November 2, 2009 ("Measurement Period"), Buyer shall calculate for each Continuing Employee who has had Unvested Cash withheld on his or her behalf pursuant to Section 2.12 or an Assumed Stock Option issued to him or her pursuant to Section 2.8(d)(i)(B) who (i) has his or her employment relationship with Buyer or the Surviving Corporation or any of their respective subsidiaries terminated by Buyer or the Surviving Corporation in a termination without cause (as defined by mutual agreement of Buyer and the Company for purposes of this Section 2.13) during the Measurement Period and (ii) Buyer or the Surviving Corporation exercises its right of repurchase with respect to such Unvested Cash or such Continuing Employee otherwise forfeits such Unvested Cash or any unvested portion of such Assumed Stock Option, (x) the dollar amount of such repurchased or forfeited Unvested Cash (calculated net of payment of any repurchase price for such Unvested Cash) and (y) for each Assumed Stock Option held by such Continuing Employee, the number of shares of Buyer Common Stock subject to the unvested portion of such Assumed Stock Option forfeited by such person upon termination multiplied by the difference between the Average Buyer Stock Price and the exercise price of such Assumed Stock Option (the aggregate of the amounts specified in the foregoing clauses (x)-(y) for all such Continuing Employees being the "Forfeited Merger Value"). Buyer shall then convert the Forfeited Merger Value to a number of shares of Buyer Common Stock (the "Forfeited Merger Consideration") having an aggregate then-fair market value equal to the Forfeited Merger Value, with each share of Buyer Common Stock valued for such purpose at the 2009 Buyer Stock Price.

          (b) Reallocation Amount Statement. No less than five or more than ten Business Days following the completion of such Measurement Period, Buyer shall prepare and deliver to the Seller Representative a statement (the "Reallocation Amount Statement") setting forth Buyer's calculation of the Forfeited Merger Consideration and Buyer's determination of the Surviving Employees (as defined in subsection (c) below) and allocation of the Forfeited Merger Consideration amongst the Surviving Employees according to their respective Pro Rata Shares (as defined below), together with such supporting documentation and information as is reasonably necessary for the Seller Representative to verify the same. The Reallocation Amount Statement shall be final and binding on the Seller Representative, the Surviving Employees and Buyer unless the Seller Representative shall notify Buyer in writing (a "Notice of Dispute"), within ten Business Days of its receipt of the Reallocation Amount Statement, that the Seller Representative wishes to dispute one or more items set forth in the Reallocation Amount Statement (a "Disputed Item"), which Notice of Dispute shall set out in reasonable detail each Disputed Item, the basis for such dispute, the amount in dispute and the Seller Representative's calculation of the Forfeited Merger Consideration. Buyer shall permit the Seller Representative and its accountants and other advisors reasonable access during normal business hours, and on reasonable notice, to any relevant accounts, documents and records within its possession which are reasonably necessary for the purposes of reviewing the Reallocation Amount Statement, and will permit them to make copies of such accounts, documents and records at their own cost and expense. If the Seller Representative shall notify Buyer of one or more Disputed Items in accordance with this Section 2.13(b), the Seller Representative and Buyer shall consult with each other and attempt in good faith to resolve any and all Disputed Items. If the Seller Representative and Buyer are unable to resolve any Disputed Items within 20 Business Days of the delivery of a Notice of Dispute, such Dispute Items shall be referred, on the application of either the Seller Representative or Buyer, for determination by an independent auditing firm that is mutually acceptable to the Seller Representative and Buyer (the "Accounting Firm"). The following terms shall apply to any such determination:

               (i) each of the Seller Representative and Buyer shall promptly prepare a written statement on the Disputed Items which (together with the relevant documents) will be submitted to the Accounting Firm for determination;

               (ii) in giving its determination, the Accounting Firm shall state what adjustments (if any) are necessary to the Reallocation Amount Statement in respect of the Disputed Items in order to comply with the requirements of this Agreement;

               (iii) the Accounting Firm shall act as an expert (and not as an arbitrator) in making any determination with respect to any Disputed Items, which shall be final and binding on the Seller Representative, the Surviving Employees and Buyer; and

               (iv) the fees and expenses of the Accounting Firm shall be paid
     (i) by the Seller Representative, if the difference between the Forfeited Merger Consideration calculated based upon any determinations of the Accounting Firm and the Seller Representative's calculation of the Forfeited Merger Consideration is greater than the difference between the Forfeited Merger Consideration calculated based upon any determinations of the Accounting Firm and Buyer's calculation of the Forfeited Merger Consideration, and (ii) by Buyer, if the difference between the Forfeited Merger Consideration calculated based upon any determinations of the Accounting Firm and Buyer's calculation of the Forfeited Merger Consideration is greater than the difference between the Forfeited Merger Consideration calculated based upon any determinations of the Accounting Firm and the Seller Representative's calculation of the Forfeited Merger Consideration.

     If the Seller Representative and Buyer reach agreement on the Reallocation Amount Statement, or the Reallocation Amount Statement is finally determined at any stage in the procedures set out in this Section 2.13(b), the Reallocation Amount Statement as so agreed or determined (including the number of shares constituting the Forfeited Merger Consideration set forth therein) shall be final and binding on the Seller Representative, Surviving Employees and Buyer and shall be deemed to be the "Final Reallocation Amount Statement," for all purposes of and under this Agreement.

          (c) Payment of Forfeited Merger Consideration. Within five Business Days after determination of the Final Reallocation Amount Statement, Buyer shall issue to the Continuing Employees who continued to have an employment relationship with Buyer or the Surviving Corporation or any of their respective subsidiaries as of the last Business Day of the Measurement Period ("Surviving Employees") the Forfeited Merger Consideration according to their respective Pro Rata Shares (provided that any fractional shares of Buyer Common Stock constituting Forfeited Merger Consideration shall instead be paid at such time by Buyer in cash). For these purposes a Surviving Employee's "Pro Rata Share" of the Forfeited Merger Consideration shall equal a fraction, (i) the numerator of which shall be the number of shares of Company Common Stock held by such Surviving Employee as of immediately prior to the Effective Time and (ii) the denominator of which shall be the number of shares of Company Common Stock held by all Surviving Employees as of immediately prior to the Effective Time (calculated in each case on a fully-diluted basis, assuming the full exercise for, or conversion into, Company Common Stock of all Company Stock Options or other direct or indirect rights to acquire shares of Company Common Stock held by such Surviving Employees as of immediately prior to the Effective Time, whether or not then vested, exercisable or convertible).

          (d) Buyer will use reasonable best efforts to cause the Buyer Common Stock constituting Forfeited Merger Consideration issued to Surviving Employees to be registered on Form S-8 of the SEC (or the successor Form thereto (if any) or another Form selected by Buyer and reasonably acceptable to the Seller Representative) on or before the date of the payment referred to in subsection
(c).

     2.14 DISSENTING SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 2.8(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 or Chapter 13, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 or Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration set forth in Section 2.8(c) (less such stockholder's Allocable Portion of the Escrow Amount, which will be withheld by Buyer pursuant to Section 2.11), without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the certificate or certificates that formerly evidenced such Dissenting Shares.

          (b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or the CGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

     The Company hereby represents and warrants to Buyer and Merger Sub that, as of the Agreement Date, except as set forth in the disclosure letter delivered by the Company to Buyer and Merger Sub (the "Company Disclosure Letter"):

     3.1 ORGANIZATION AND POWER. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.1 of the Company Disclosure Letter lists each jurisdiction in which the Company is qualified to do business as a foreign corporation, and its directors and officers as of the date hereof. The Company has delivered to Buyer true, complete and correct copies of the charter and bylaws of the Company as currently in effect.

     3.2 AUTHORIZATION; NO BREACH.

          (a) The Company has the requisite power and authority to enter into and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Company's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary corporate action (other than the adoption of this Agreement by the requisite vote of holders of Company Capital Stock under the DGCL and the Company's charter, which has not occurred as of the date of this Agreement but will have occurred prior to the Closing). This Agreement has been, and upon execution and delivery, the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company.

          (b) Assuming the due and valid authorization, execution and delivery of each other party to such Transaction Documents, each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (c) The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party do not and will not (i) violate any Legal Requirement to which the Company or any of its assets is subject, (ii) violate or conflict with its charter or bylaws, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any lease agreement for the Leased Real Property or under any Material Contract, (iv) result in the creation of any Lien on any material assets of the Company, or

(v) require any authorization, consent or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, except for (w) the filing of the Certificate of Merger with the Delaware Secretary of State, and (x) the adoption of this Agreement by the requisite vote of holders of Company Capital Stock under the DGCL and the Company's charter.

     3.3 CAPITALIZATION; SUBSIDIARIES.

          (a) The authorized capital stock of the Company prior to the Effective Time consists of 220,000,000 shares of common stock, par value $0.001 per share, and 164,122,000 shares of preferred stock, $0.001 par value per share, of which 3,750,000 shares have been designated as "Series A Preferred Stock," 58,400,000 shares have been designated as "Series B Preferred Stock," and 101,972,000 shares have been designated as "Series C Preferred Stock." The rights, privileges and preferences of the Company Capital Stock are as stated in the Company's Certificate of Incorporation, as amended to date. As of the Agreement Date, (i) 7,631,000 shares of the Company Common Stock, 3,750,000 shares of the Series A Preferred Stock, 57,365,999 shares of the Series B Preferred Stock and 101,971,442 shares of the Series C Preferred Stock were issued and outstanding,
(ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 31,948,108 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive rights, and are held of record as set forth on Section 3.3(a) of the Company Disclosure Letter. None of the outstanding Company Capital Stock was issued in violation of the Securities Act or any other Legal Requirement. All shares of Company Common Stock that are to be issued upon the exercise of Company Stock Options are duly authorized and the Company Stock Options were not issued in violation of any preemptive rights. Except as set forth on Section 3.3(a) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding contracts, commitments or rights of any kind that could require the Company to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or profit participation plans or arrangements with respect to the Company.

          (b) The Company does not currently have, and never has had, any subsidiaries.

     3.4 FINANCIAL STATEMENTS.

          (a) Section 3.4(a) of the Company Disclosure Letter contains true, correct and complete copies of the following financial statements for the Company (collectively, the "Financial Statements"):

               (i) the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Company for the fiscal years ended December 31, 2003 and 2004; and

               (ii) the November 30 Balance Sheet and the related unaudited consolidated statements of profit and loss and cash flows of the Company for the eleven months ended November 30, 2005.

          (b) The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited financial statements do not have notes thereto and are subject to normal recurring year-end audit adjustments consistent with past practice). The Financial Statements fairly present the financial condition of the Company, as of such dates and the results of operations of the Company for the periods specified; provided, that the Financial Statements described in clause (ii) are subject to the absence of notes and other presentation items and normal recurring year-end audit adjustments consistent with past practice.

          (c) The aggregate amount of Company Preferred Stock Liquidation Payments to be made as of January 31, 2006 is $49,613,064.

     3.5 EVENTS SUBSEQUENT TO THE NOVEMBER 30 BALANCE SHEET. Since the date of the November 30 Balance Sheet:

          (a) there has been no event or occurrence which has had a Material Adverse Effect, and

          (b) except as expressly contemplated by this Agreement, the Company has not:

               (i) incurred any Indebtedness, made any loans or advance to any Person, or incurred or become subject to any Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice (including any advances for reasonable business expenses), Liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

               (ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

               (iii) cancelled or waived any claims or rights of value or sold, assigned, transferred, leased or licensed any asset with a net book value of more than $15,000 or a portion of assets with an aggregate net book value of more than $40,000;

               (iv) sold, assigned, transferred, leased or licensed, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any rights with respect thereto (other than a sale, assignment, transfer, lease or license of Company Hardware or Company Software in the ordinary course of business, consistent with past practice);

               (v) suffered any loss or substantial interruption in use (whether or not covered by insurance) to its properties or assets in excess of $25,000, or waived any rights valued in excess of $25,000;

               (vi) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into or exchangeable for its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options);

               (vii) made any capital expenditures or commitments therefor in an aggregate amount greater than $25,000;

               (viii) declared, set aside or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased, redeemed or acquired any shares of its capital stock (other than repurchases of unvested Company Capital Stock from employees, consultants or directors of the Company in connection with termination of service);

               (ix) granted any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit sharing, deferred compensation, retirement payment or other plan, arrangement, contract or commitment (other than routine salary increases in the ordinary course of business consistent with past practices for employees whose annual compensation is less than $50,000);

               (x) made any changes in any employee compensation or benefits, or in any severance or termination agreement, commitment or transaction, other than routine salary increases in the ordinary course of business consistent with past practices for employees whose annual compensation is less than $50,000;

               (xi) adopted, amended, modified, or terminated any Employee Benefit Plan or any incentive compensation, severance, termination, retention, change in control or similar arrangement or employment contract (other than routine salary increases in the ordinary course of business consistent with past practices for employees whose annual compensation is less than $50,000 or actions required by applicable Legal Requirements);

               (xii) hired any new employees at an annual compensation rate in excess of $50,000 or terminated any such personnel having an annual salary rate of compensation in excess of $50,000;

               (xiii) sold, leased or transferred any interest in any of its assets to, or entered into any agreement with, any of its officers or directors or any Affiliate of the Company (other than payment of compensation for services rendered in their capacities as officers or directors pursuant to contracts or arrangements in effect as of the date of the November 30 Balance Sheet);

               (xiv) amended the Company's charter or bylaws;

               (xv) changed any of its accounting principles or practices from those set forth in or reflected by the Financial Statements, except as required by GAAP;

               (xvi) made or changed any Tax election, changed an annual Tax accounting period, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

               (xvii) entered into any Material Contract, or amended, terminated or otherwise modified any Material Contract, or received any notice of termination of any Material Contract;

               (xviii) increased or decreased by 10% or more the prices for its products or services, or experienced an increase of 10% or more in the prices for its raw materials;

               (xix) entered into any agreement with any of its officers, directors, employees, stockholders or its Affiliates;

               (xx) agreed, whether orally or in writing, to do any of the foregoing matters specified in clauses (i)-(xix).

     3.6 TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the personal property used in the conduct of the Business, reflected on the November 30 Balance Sheet or acquired since the date thereof, free and clear of all Liens (except Permitted Liens), except assets disposed of or consumed in the ordinary course of business consistent with past practice since the date of the November 30 Balance Sheet. The personal property owned or used by the Company is free from material defects, is in good operating condition and repair so as to permit the operation of the Business as presently conducted, and is suitable for the purposes for which it is presently used. Such personal property constitutes all of the personal property necessary to conduct the Business as presently conducted by the Company. Notwithstanding the foregoing, the Company makes no representation or warranty in this Section 3.6 with respect to any Intellectual Property asset or matter.

     3.7 COMPLIANCE WITH LAWS. (a) The Company has complied in all material respects and is in compliance in all material respects with all applicable Legal Requirements, and (b) the Company has not received any written (or to the Knowledge of the Company, oral) notice of any asserted failure to comply with any Legal Requirement.

     3.8 TAX MATTERS. (i) The Company has timely filed or will file all required Tax Returns and all such Tax Returns were true, correct and complete; (ii) all Taxes shown as owing by the Company on all such Tax Returns have been fully paid or properly accrued; (iii) the provision for Taxes on the November 30 Balance Sheet is sufficient for all accrued and unpaid Taxes of the Company as of the date thereof; (iv) the Company has not incurred or become subject to any material Tax, either individually or in the aggregate, since the date of the November 30 Balance Sheet except for Taxes incurred in the ordinary course of business consistent with past practices; (v) no deficiency or proposed adjustment which has not been paid or resolved has been asserted or assessed in writing by any taxing authority against the Company; (vi) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (vii) to the Knowledge of the Company, there are no ongoing or pending Tax audits by any taxing authority against the

Company, nor is there any litigation pending or proposed with respect to any material Tax liability relating to the Company, and the Company has not been notified in writing by any taxing authority that any material Tax Return will be examined; (viii) there are no Liens (other than Permitted Liens) for Taxes upon the assets, properties, earnings or business of the Company; (ix) the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law); (x) the Company is not a party to or bound by any Tax allocation or sharing agreement; (xi) the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and the Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xii) the Company currently is not the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return; (xiii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (xiv) no property of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xv) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (xvi) the Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (xvii) the Company has not been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and (xviii) no power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001.

     3.9 ENVIRONMENTAL MATTERS.

          (a) The Company has been in the past and currently is in compliance with all Environmental Laws. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by the Company of, or a failure on its part to comply with, any Environmental Law or (B) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature pursuant to any Environmental Law.

          (b) The Company possesses and is in compliance with, and has at all times in the past possessed and been in compliance with, all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct the Business.

          (c) The operations of the Company have not resulted in any Release of Hazardous Substances, and no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about (i) any real property currently or in the past owned, leased or operated by the Company, or (ii) any other property with respect to which the Company has disposed or arranged for the disposal of waste thereon.

          (d) The Company has not manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Substances in violation of any Environmental Laws.

          (e) The Company does not own or operate, and has not owned or operated, any underground storage tanks and (i) no underground tanks are located in, at, on or under property now owned, leased or operated by the Company, and
(ii) no underground storage tanks have been located in, at, on or under property formerly owned, leased or operated by the Company.

          (f) The Company does not manufacture, sell or distribute, and has not manufactured, sold or distributed in the past, materials or products containing asbestos.

          (g) The Company has delivered to Buyer true and complete copies of all
(A) written notices received by the Company concerning any environmental investigation or violation or alleged violation of any Environmental Law and (B) environmental reports, information and studies performed by or on behalf of, or otherwise within its possession or control, of the Company with respect to past or present environmental conditions or compliance with Environmental Laws at any property presently or formerly owned, leased or operated by the Company.

          (h) Neither the Company nor any of the Company's present or formerly owned, leased or operated properties or operations are the subject of any proceeding, settlement or contract relating to Environmental Laws or Hazardous Substances. No investigation has been commenced nor, to the Knowledge of the Company, is any proceeding threatened against the Company alleging any violation or liability under Environmental Laws. No written (or, to the Knowledge of the Company, oral) notice has been received by the Company alleging any violation of or liability under any Environmental Laws, or requiring or seeking to impose upon the Company, any property presently or formerly owned, leased or operated by the Company, or any operation of the Company, any investigatory or remedial action or obligation under any Environmental Law.

     3.10 INTELLECTUAL PROPERTY.

          (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter, the Company is the exclusive owner of all right, title and interest in and to (free and clear of all Liens other than Permitted Liens) all Intellectual Property (registered and unregistered) used by the Company in connection with the Business (other than Third Party Hardware and Third Party Software) and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit such Intellectual Property (other than Third Party Hardware and Third Party Software, and other than contracts, licenses and agreements for the sale, assignment, transfer, lease or license of Company Hardware or Company Software by the Company in the ordinary course of business, consistent with past practice). This Section 3.10(a) is not a warranty of non-infringement of third party intellectual property rights.

          (b) Section 3.10(b)(ii)-(iii) of the Company Disclosure Letter sets forth a true and complete list of all Registered IP owned by the Company that is used by the Company in connection with the Business ("Company-Owned Registered IP"). Each item of Company-Owned Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the Knowledge of the Company, is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with any Company-Owned Registered IP due as of the Closing Date have or will have been paid and all necessary documents and certificates in connection with such Company-Owned Registered IP have or will have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company-Owned Registered IP. There are no actions that are required to be taken by the Company within one hundred eighty (180) days of the date hereof with respect to the Company-Owned Registered IP.

               (i) Section 3.10(b)(i) of the Company Disclosure Letter is a complete list of the Company Software, Company Hardware and related products.

               (ii) Section 3.10(b)(ii) of the Company Disclosure Letter is a complete list of all Company-Owned Registered IP.

               (iii) Section 3.10(b)(iii) of the Company Disclosure Letter is a complete list of all contracts, licenses and agreements under which the Company has granted to any third party any license or sublicense to use any Intellectual Property rights relating to the Business, the Company Software or the Company Hardware (other than contracts, licenses and agreements for the sale, assignment, transfer, lease or license of Company Hardware or Company Software by the Company in the ordinary course of business, consistent with past practice.

          (c) Section 3.10(c) of the Company Disclosure Letter identifies each license or sublicense pursuant to which Intellectual Property used in the current business of the Company is licensed to the Company, excluding licenses of off-the-shelf software which is generally available to the public and licensed for an aggregate fee of less than $5,000 per year. The Company has delivered to Buyer correct and complete copies of all such licenses and sublicenses, except for licenses for such off-the-shelf software. Each such license and sublicense is a legal, valid and binding obligation of the Company and to the Knowledge of the Company, of each other party to such license or sublicense, and is enforceable against the Company, and to the Knowledge of the Company, against each such other party, in accordance with its terms. Neither the Company, nor to the Knowledge of the Company, any other party to any such license or sublicense, is in material default or breach or has failed to perform any material obligation under such license or sublicense, and there does not exist any event, condition or omission that would constitute such a material breach or default (whether by lapse of time or notice or both). All of the licenses and sublicenses set forth in Section 3.10(c) of the Company Disclosure Letter are assignable and will be assigned to Buyer at the Closing.

          (d) Except as set forth in Section 3.10(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is engaging in any activity that infringes upon or misappropriates any Company IP. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company IP.

          (e) To the Knowledge of the Company, the operation of the Business has not, and as presently conducted does not, infringe, interfere with, violate, misappropriate, breach or wrongfully use the intellectual property rights of any other Person. Except as set forth in Section 3.10(e) of the Company Disclosure Letter, the Company has not received any written threat, demand or notice of claim from any Person asserting that the operation of the Business or use of any of the Intellectual Property used in the Business or the registration thereof by the Company constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other Person, and the Company is not a party to any Action or order restricting in any manner the use, transfer, or licensing by the Company of any Intellectual Property used in the Business, or which affects the validity, use or enforceability of such Intellectual Property used in the Business by the Company.

          (f) To the extent that any Intellectual Property has been developed or created by an employee, independent contractor or other third party for the Company, and title to such Intellectual Property does not otherwise vest in the Company as a work made for hire or otherwise by operation of law, the Company has entered into a written assignment agreement with such employee, independent contractor or third party irrevocably granting exclusive ownership of all rights in and to such Intellectual Property to the Company.

          (g) To the Knowledge of the Company, Surviving Corporation's use of the Intellectual Property in connection with the operation of the Business in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof by the Company, will not infringe any third party proprietary rights, intellectual property rights, moral rights or privacy rights. Section 3.10(g) of the Company Disclosure Letter identifies all agreements pursuant to which the Company has assumed any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability to a third party with respect to the infringement or misappropriation of any intellectual property right (other than pursuant to the Company's standard form of customer license agreement, the form of which has been delivered to Buyer).

          (h) The Company has not violated any of its privacy policies, data-sharing agreements, confidentiality agreements or non-disclosure agreements.

          (i) The Company has taken all reasonable steps consistent with industry norms to protect and preserve the confidentiality of all Confidential Information of the Company. Except as set forth in Section 3.10(i) of the Company Disclosure Letter, the Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement substantially in the form provided to Buyer, and all current and former employees and consultants of the Company have executed such an agreement.

          (j) Immediately following the Closing, Buyer will be permitted to exercise through the Company all of the rights of the Company under all contracts, licenses and agreements relating to Intellectual Property to the same extent the Company would have been able to had the transactions contemplated hereby not occurred and without the payment of any additional amounts or consideration other than ongoing fees or payments which the Company would otherwise be required to pay. The Company is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any portion of the Business or service which is part of the Business anywhere in the world.

          (k) Except as set forth in Section 3.10(k) of the Company Disclosure
Letter:

               (i) The Company has taken all appropriate measures to seek registration for all Company IP, including the Company Software and Company Hardware, for which it is commercially reasonable (as determined by reference to similarly-situated private companies in the same industry) to seek registration.

               (ii) There is no Public Software, licensed rights or shrink-wrap code used in, incorporated into, integrated or bundled with or necessary for the use of the Company IP, including the Company Software or Company Hardware or any related products that are part of the Business.

               (iii) No third party that has licensed Intellectual Property used in the Business or the Company Software to the Company has rights in any improvements or derivative works made by or on behalf of the Company.

               (iv) No funding from a Governmental Entity, facilities or resources of a university or other educational institution were used in the development of the Company IP, the Company Software or the Company Hardware and no Governmental Entity or educational facility has any legitimate claim or right in the Company IP, the Company Software or the Company Hardware. To the Knowledge of the Company, no individual, including employees, consultants or contractors, performed services for a Governmental Entity or an educational institution or research center during the period of time in which the individual performed services relating to the creation or development of the Company IP, the Company Software or the Company Hardware for the Company.

               (v) The Company has not disclosed, delivered, licensed or agreed to disclose, deliver and/or license to any person or escrow agent, any of the source code relating to the Company Software. The consummation of the Merger will not result in any release of source code relating to the Company Software from a source code escrow or delivery of source code relating to the Company Software to any third party or entity.

               (vi) The Company Software, Company Hardware, any related products and the Company IP, and all parts thereof, are free of any disabling codes or instruction and any "back door", "time bomb", "Trojan horse", "worm", "drop dead device", "virus" or other software or hardware component permitting unauthorized access or disablement or erasure of the Company Software, the Company Hardware or any part thereof.

     3.11 REAL ESTATE.

          (a) The Company does not own any real property.

          (b) Section 3.11(b) of the Company Disclosure Letter lists all real property that the Company leases or subleases from any other Person (the "Leased Real Property"). With respect to each such lease, (i) the lease or sublease is in full force and effect, and will not be breached or become invalid or ineffective solely as a result of the transactions contemplated by this Agreement, and is the legal, valid, binding, and enforceable obligation of the Company, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity), (ii) there is no, and the Company has not received written (or, to the Knowledge of the Company, oral) notice of any, default by the Company, (iii) to the Knowledge of the Company, the other parties to each such lease or sublease are not in violation or default thereunder, and (iv) the Company has provided to Buyer a true, correct and complete copy of each such lease and sublease.

          (c) There are no pending, or, to the Knowledge of the Company, contemplated or threatened condemnation or eminent domain proceedings against all or any portion of the Leased Real Property. There are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) to the Knowledge of the Company, planned improvements which may result in any assessment against the Leased Real Property. The Company has not received any written (or, to the Knowledge of the Company, oral) notice of any violation of any zoning, entitlement, building or other land use regulations or of any covenants, conditions, restrictions, or easements related to the Leased Real Property.

          (d) All improvements located upon the Leased Real Property are in good condition and repair such that they may be used and operated as would be reasonably contemplated in the conduct of the Business and no material deferred maintenance conditions exist with respect to such improvements.

     3.12 CERTAIN LITIGATION. The Company is not subject to any outstanding injunction, judgment, order or decree, and there is no Action pending or, to the Knowledge of the Company, threatened against or involving the Company or the Business or any of its assets.

     3.13 EMPLOYEE BENEFITS. Section 3.13 of the Company Disclosure Letter lists each Employee Benefit Plan that the Company maintains or contributes to, or under which any employee or former employee (or their beneficiaries) of the Company has any rights, or under which the Company has any Liabilities.

          (a) Each such Employee Benefit Plan has been maintained in accordance with its terms in all material respects and materially complies in form and in operation with all applicable Legal Requirements, including without limitation ERISA and the Code. The reserves reflected in the Financial Statements for the Liabilities of the Company under all Employee Benefit Plans were determined in accordance with GAAP. The Company has no Liabilities under any Employee Benefit Plan arising out of any action or inaction by any fiduciary (as defined in Section 3(21) of ERISA).

          (b) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that such Employee Benefit Plan is qualified as to form with respect to all requirements of the Code other than those for which the remedial amendment period under
Section 401(b) of the Code has not expired as of the Closing Date, and to the Knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

          (c) The Company, nor any predecessor thereof, nor any trade or business that together with the Company is a "single employer" within the meaning of Section 4001(a)(14) of ERISA, maintains, contributes to or has any Liability with respect to any "defined benefit plan" (as defined in Section
(3)(35) of ERISA) or any "multiemployer plan" (as defined in Section (3)(37) or 4001(a)(3) of ERISA). No Employee Benefit Plan provides any health, death or other welfare benefits with respect to any current or former employees of the Company beyond their termination of employment, other than as may be required under applicable federal and state continuation laws.

          (d) With respect to each Employee Benefit Plan, the Company has delivered to Buyer correct and complete copies of (to the extent applicable):
(i) each Employee Benefit Plan document (including any amendments and any related trust documents) which implements each such Employee Benefit Plan, (ii) the most recent summary plan descriptions provided to participants, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, and (iv) the most recent annual report (Form 5500 series) as filed with the Internal Revenue Service.

          (e) There are no pending, reasonably anticipated or to the Knowledge of the Company, threatened claims by or on behalf of any Employee Benefit Plan, any employee or beneficiary covered under any such Employee Benefit Plan, any Government Entity, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

          (f) There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or any breach of fiduciary duty under Article IV of ERISA with respect to any Employee Benefit Plan for which the Company has any Liability. To the Knowledge of the Company, no event or condition exists which could subject the Company to a civil penalty under
Section 502(j) of ERISA or any excise tax related to the Employee Benefit Plans (including, without limitation, any taxes under Sections 4975, 4976, or 4980B of the Code) or the loss of a federal tax deduction.

          (g) Each "nonqualified deferred compensation plan" (as defined in Code
Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1. No nonqualified deferred compensation plan has been materially modified (as determined under Notice 2005-1) after October 3, 2004.

          (h) To the Company's Knowledge, none of the Company Stock Options were granted at a discount to the fair market value of the underlying stock (as determined in good faith by the Company's board of directors) on the date of grant.

     3.14 INSURANCE.

          (a) Section 3.14(a) of the Company Disclosure Letter lists all policies of liability, fire, property, workers compensation, environmental, directors and officers liability insurance and other forms of insurance currently in-force that insure the business, operations, or affairs of the Company, or affect or relate to the ownership, use, or operation of any assets of the Company and that have been issued to the Company (including without limitation the names and addresses of the insurers, the annual premium and the expiration dates thereof) (the "Insurance Policies"). The Company is insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. All Insurance Policies and bonds are in full force and effect, are valid, outstanding and enforceable, and will remain so immediately after the Closing. The Company is not in default under any Insurance Policy or bond, and no written (or, to the Knowledge of the Company, oral) notice of cancellation or notice of non-renewal of any Insurance Policy or bond has been received by the Company. All premiums due and payable prior to the date hereof with respect to the Insurance Policies have been paid. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any insurer or agent of any intent to cancel or not renew any of the Insurance Policies. The Company has timely filed claims with their insurers with respect to all matters and occurrences for which the Company believes it has coverage. There are no outstanding requirements or recommendations by any insurance company that issued a policy or by any fire department or similar organization requiring or recommending any action which has not been taken. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier with which it has carried insurance.

          (b) No Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.

     3.15 CONTRACTS.

          (a) Except as expressly contemplated by this Agreement or as set forth on Section 3.15(a) of the Company Disclosure Letter, the Company is not a party to or bound by any written or oral contract or agreement:

               (i) that involves the performance of services or delivery of goods or materials by the Company resulting or potentially resulting in annual revenue to the Company in excess of $25,000;

               (ii) that involves the performance of services for or delivery of goods or materials to the Company resulting or potentially resulting in annual expenses to the Company in excess of $25,000;

               (iii) that cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to the Company;

               (iv) that commits the Company to product pricing to its customers or from its suppliers for a remaining term of in excess of six (6) months following the Closing Date;

               (v) that is a pension, profit sharing, stock option, bonus, employee stock purchase, deferred compensation, hospitalization, insurance or other plan or arrangement providing benefits to its current or former directors, officers, employees, agents, consultants or such Person's dependents, beneficiaries or heirs, or any other employee benefit plan, arrangement or practice, whether formal or informal;

               (vi) that is for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis (and cannot be terminated immediately after giving notice of termination without resulting in any cost or penalty to the Company), including, without limitation, providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

               (vii) that is an agreement, guaranty or indenture relating to borrowed money or the mortgaging or pledging of any asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $50,000;

               (viii) that is an extension of credit by the Company, except for trade accounts receivable in the ordinary course of business consistent with past practice;

               (ix) that restricts or purports to restrict in any respect (including, without limitation, as to manner or place) the ability of the Company to engage in any line of business or compete with any Person;

               (x) that restricts or purports to restrict in any respect the right of the Company to sell to or purchase from any other Person;

               (xi) that is a joint venture, partnership or similar agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

               (xii) that is a lease, rental or occupancy, license, installment or conditional sale agreement under which the Company is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $15,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company (other than the Company's standard form of customer license agreement);

               (xiii) that are for capital expenditures resulting or potentially resulting in payments by the Company after the date hereof in excess of $10,000 in any individual case or $25,000 in the aggregate;

               (xiv) that is a licensing agreement or other agreement with respect to Intellectual Property, including agreements with any current or former employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property (but excluding agreements for (x) the license to the Company of off-the-shelf software which is generally available to the public and licensed for an aggregate fee of less than $5,000 per year or (y) the sale, assignment, transfer, lease or license of Company Hardware or Company Software by the Company pursuant to the Company's standard form of customer agreement);

               (xv) that is a collective bargaining agreement and other agreement to or with any labor union, employees' association or other employee representative of a group of employees;

               (xvi) that is a written warranty, guaranty, or other similar undertaking by the Company (other than the Company's standard form of customer agreement);

               (xvii) that is a sales representative or other agreement obligating the Company to pay commissions to any Person;

               (xviii) that is an agreement between the Company and any director of the Company, or between the Company and any venture capital firm with which any such director is affiliated; or

               (xix) that grants a currently effective power of attorney to any Person.

          (b) All of the contracts, agreements and instruments set forth or required to be set forth on Section 3.15(a) of the Company Disclosure Letter (the "Material Contracts") are valid, binding and enforceable in accordance with their respective terms with respect to the Company, except as designated on such schedule and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (c) The Company has not received written (or, to the Knowledge of the Company, oral) notice of a breach of any Material Contract and, to the Knowledge of the Company, there is no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract. The Company has performed all of its required obligations under, and is not in violation or breach of or default under, any Material Contract, and, to the Knowledge of the Company, the other parties to each Material Contract are not in violation or breach or default thereunder. The Company has delivered to Buyer a true, correct and complete copy of each Material Contract.

     3.16 EMPLOYEES.

          (a) (i) The Company is not a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of the Company, (ii) to the Knowledge of the Company, there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Government Entity during the three-year period prior to the date of this Agreement seeking certification as the collective bargaining representative of any employee of the Company, (iii) to the Knowledge of the Company, no labor union or organization is engaged in any organizing activity with respect to any employee of the Company, and (iv) during the three-year period prior to the date of this Agreement, there has not been, there is not presently pending or existing, and to the Knowledge of the Company, there is not threatened, any (A) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or (B) any unfair labor practice charge against the Company.

          (b) During the three-year period prior to the date of this Agreement, the Company has not been a party to any Action in which the Company was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

          (c) During the three-year period prior to the date of this Agreement, the Company has not effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") (or any similar state, local or foreign law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff" (as defined in the WARN Act (or any similar state, local or foreign law)) affecting any site of employment or facility of the Company.

          (d) The Company is not a party to any contract, agreement, or arrangement with any employee of the Company that (i) restricts the Company's right to terminate the employment with respect to any employee without cause or without a specified notice period, or (ii) obligates the Company to pay severance to any employee of the Company upon termination of such employee's employment with the Company or upon a change in control of the Company.

          (e) Section 3.16(e) of the Company Disclosure Letter lists the name of each person employed or engaged by the Company and the annual base salary or hourly wage rate of each such employee and, if applicable, the amounts of any
(i) bonus and (ii) commissions (in the aggregate) paid during the most recently completed fiscal year to such employee.

          (f) There are no retired employees, officers or directors of the Company, and their dependents, receiving benefits or scheduled to receive benefits from the Company in the future, except as may be required by applicable Legal Requirements.

     3.17 UNDISCLOSED LIABILITIES. The Company has no Liability that is required by GAAP (subject to normal recurring year-end audit adjustments) to be reflected on a consolidated balance sheet of the Company as of the Agreement Date except for Liabilities reflected in the November 30 Balance Sheet, Liabilities that have arisen after the date of the November 30 Balance Sheet in the ordinary course of business consistent with past practice and Liabilities incurred in connection with the negotiation and execution of this Agreement.

     3.18 AFFILIATE TRANSACTIONS. No officer, director, securityholder or Affiliate of the Company (a) is a party to any agreement, contract, commitment or transaction with the

Company or has any interest in, or has any claim or right against, any property or asset of the Company, (b) to the Knowledge of the Company, owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in excess of 5% in, a Person (other than the Company) that has (i) had business dealings or a financial interest in any transaction with the Company or (ii) engaged in a business that competes with the Company with respect to any line of the products or services of such entity in any market, or
(c) has received any payment from the Company since January 1, 2005, other than salary, bonus and expense reimbursements paid in the ordinary course of business consistent with past practice.

     3.19 BROKERAGE. The Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Neither Buyer nor the Surviving Corporation shall incur any Liability, either directly or indirectly, to any such broker, finder, or agent as a result of the transactions contemplated by this Agreement.

     3.20 INVENTORY. Subject to reserves reflected in the November 30 Balance Sheet, the inventory of the Company is of good merchantable quality and salable (in the case of inventory held for sale) or usable (in the case of other inventory) in the ordinary course of business. The value of damaged or obsolete inventory and of inventory below standard quality has been written down on the November 30 Balance Sheet to ascertainable market value to the extent required by GAAP. The value at which inventories are carried reflects the customary inventory valuation policy of the Company.

     3.21 RECEIVABLES. The accounts receivable of the Company (a) are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business, and (b) subject to reserves for non collectibility reflected in the November 30 Balance Sheet, are collectible and legal, valid and binding obligations of the obligors. The Company has delivered to Buyer a complete and accurate aging list of all receivables of the Company as of November 30, 2005.

     3.22 CUSTOMERS AND SUPPLIERS. Section 3.22 of the Company Disclosure Letter sets forth the ten largest customers and the ten largest suppliers of the Company in terms of sales and purchases for the eleven months ended November 30, 2005 and includes the dollar amount of sales or purchases, as applicable, by the Company attributable to each such customer or supplier for such period. No such customer or supplier listed on Section 3.22 of the Company Disclosure Letter has notified the Company in writing that it intends to cease doing business with the Company or materially decrease the amount of business it does with the Company.

     3.23 PERMITS AND LICENSES. All of the licenses, permits, qualifications, certificates, authorizations, approvals, privileges, filings, franchises, registrations and similar consents granted, issued or required by any Government Entity that are necessary for the operation of the Business and employment of the Company's employees (the "Company Permits") are currently effective and valid, and will remain so upon consummation of the transactions contemplated by this Agreement, and they are sufficient to enable the Company to conduct its business in compliance with all Legal Requirements relating to such Company Permits. No event has occurred or circumstances exist which would currently or upon notice or lapse of time constitute a default under any of the Company Permits. To the Knowledge of the Company, there is no threatened suspension, cancellation or invalidation of any Company Permit.

     3.24 PRODUCT WARRANTY. The Company has delivered to Buyer a true, correct and complete copy of the product and service warranties provided by the Company. The Company has provided Buyer with a true, correct and complete schedule of all product returns or warranty claims to the Company since January 1, 2003, which have with respect to any individual product return or warranty claim exceeded $5,000. None of the products sold by the Company has been, is currently, or is threatened to be, the subject of a product recall. The Company has not received notice of any claims against the Company alleging defects in the products of the Company which remain pending.

     3.25 BANK ACCOUNTS. Section 3.25 of the Company Disclosure Letter sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

     3.26 CORPORATE RECORDS. The minute books of the Company accurately reflect all significant action taken by the stockholders and Board of Directors (or any committee thereof) of the Company. The stock certificate books of the Company reflect accurately all issuances and record transfers of the capital stock of the Company.

     3.27 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, nor any predecessor of the Company, nor any of their respective directors or officers or, to the Knowledge of the Company, agents, employees or any other Person affiliated with or acting for or on behalf of the Company or of any predecessor of the Company has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could subject the Business or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

     3.28 ROYALTY OBLIGATIONS. The Company is not obligated to make any royalty or license payment or other similar type of payment in connection with the sale of any of its products.

     3.29 NO OTHER AGREEMENTS TO SELL ASSETS OR STOCK OF THE COMPANY. Neither the Company, nor any of its stockholders, officers, directors or Affiliates has any commitment or legal obligation or Liability to any other Person or firm, other than as contemplated by the transactions contemplated hereby, to sell, assign, transfer or effect a sale of any of the assets of the Company (other than inventory and products in the ordinary course of business consistent with past practice), to sell or effect a sale of the capital stock of the Company, or to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of the Company.

     3.30 SIZE OF PERSON. The Company is a "person" (as defined in 16 C.F.R.
Section 801.1(a)(1)) which has less than $11.3 million of "total assets" as determined in accordance with 16 C.F.R. Section 801.11.

     3.31 DISCLOSURE. No representation or warranty of the Company in this Agreement and no statement by it in the Company Disclosure Schedule is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.

     Buyer and Merger Sub hereby represent and warrant to the Company that:

     4.1 ORGANIZATION, POWER AND AUTHORIZATION.

          (a) Each of Buyer and Merger Sub is a corporation duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation and duly qualified to conduct business where such qualification is required.

          (b) Each of Buyer and Merger Sub has the requisite corporate power and corporate authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its respective obligations pursuant to each of the Transaction Documents to which it is a party. Each of Buyer's and Merger Sub's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Buyer and Merger Sub by all necessary corporate and stockholder action.

     4.2 BINDING EFFECT AND NONCONTRAVENTION.

          (a) This Agreement has been, and upon execution and delivery, the other Transaction Documents to which Buyer or Merger Sub is a party will be, duly executed and delivered by Buyer and Merger Sub.

          (b) Each Transaction Document to which Buyer or Merger Sub is a party constitutes a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (c) The execution, delivery and performance by each of Buyer and/or Merger Sub of the Transaction Documents to which such entity is a party do not and will not (i) violate or conflict with any Legal Requirement to which Buyer or Merger Sub is subject or its respective charter or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which such entity is a party or by which such entity is bound or to which such entity's assets are subject, (iii) result in the creation of any Lien on any assets of Buyer or Merger Sub, or (iv) require any authorization, consent or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, except for (w) the filing of the Certificate of Merger with the Delaware Secretary of State, and (x) the filing by Buyer of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Buyer Common Stock issuable pursuant to the Assumed Options, the filing by Buyer of a registration statement on Form S-8 with the SEC in 2009 covering the Forfeited Merger Consideration, and the filing by Buyer of such registration statements, reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

     4.3 BROKERAGE. Each of Buyer and Merger Sub has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

     4.4 FINANCING. Buyer has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Sellers and holders of Vested Company Stock Options under Section 2.

     4.5 INTERIM OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 5. CONDUCT PRIOR TO THE CLOSING.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 GENERAL. Each of the Parties will use his, her, or its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 9 below).

     5.2 OPERATION OF BUSINESS. Except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as otherwise contemplated by the terms of this Agreement, the Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business or that would result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will not grant or issue any option to purchase shares of Company Common Stock or engage in any practice, take any action, or enter into any transaction described in Section 3.5(b) above (other than (x) a sale, assignment, transfer, lease or license of Company Hardware or Company Software in the ordinary course of business, consistent with past practice or (y) entering into parachute payment waivers with any "disqualified individual" within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

     5.3 PRESERVATION OF BUSINESS. Except to the extent that Buyer shall otherwise consent in writing or as otherwise contemplated by the terms of this Agreement, the Company will keep its business and properties intact and in a state of repair that is consistent with the requirements and normal conduct of the Company in the ordinary course of business, including but not limited to its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

     SECTION 6. PRE-CLOSING AND POST-CLOSING COVENANTS.

     6.1 FULL ACCESS AND CONFIDENTIALITY. The Company will permit representatives of Buyer (including but not limited to legal counsel and accountants) to have reasonable access during normal business hours to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. Buyer will treat as confidential and hold as such any Confidential Information (as defined in Section 10.1) it receives from the Company in the course of the reviews contemplated by this Section 6.1 and in the course of the negotiations of this Agreement, will not use any of the Confidential Information except in connection with this Agreement.

     6.2 PUBLIC DISCLOSURE. None of the Parties, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult with the other party will still be required to the extent practicable.

     6.3 REGULATORY FILINGS.

          (a) Regulatory Filings. The Parties shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Government Entity in connection with the transactions contemplated hereby, including, if applicable: (i) any filing necessary to obtain any consent under any Material Contract set forth on Section 6.5 of the Company Disclosure Letter, and (ii) any filings under any pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the Parties. The Parties shall comply as promptly as practicable with any request for additional information, documents or other materials received by such Party or any of its subsidiaries or Affiliates from any Government Entity. The Parties will cause all documents that they are responsible for filing with any Government Entity under this Section 6.3(a) to comply in all material respects with all applicable Legal Requirements.

          (b) Exchange of Information. The Parties shall promptly supply each other with any information that may be required in order to effectuate any filings or application pursuant to this Section 6.3. Except where prohibited by applicable Legal Requirements, the Parties shall consult with outside counsel of the other Parties prior to taking a position with respect to any such filing, shall permit outside counsel to the other Parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Government Entity by or on behalf of any Party in connection with any investigations or other Actions in connection with this Agreement or the transactions contemplated hereby (including under any fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party to any Government Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, no Party need supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Government Entity applicable to such Party requires such Party or its subsidiaries to restrict or prohibit access to any such properties or information.

          (c) Notification. The Parties will notify each other promptly upon the receipt of any comments from any officials of any Government Entity regarding this Agreement or the transactions contemplated hereby, including any filings made pursuant hereto and information provided to comply with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.3(a), the Parties will promptly inform each other of such occurrence and cooperate in filing with the applicable Government Entity such amendment or supplement.

          (d) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     6.4 NOTIFICATION OF CERTAIN MATTERS. Prior to the Closing Date, the Company shall give prompt notice to Buyer and Buyer shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming materially untrue or inaccurate or any failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the condition specified in Section 9.1(a) or Section 9.2(a), as applicable, would not be satisfied.

     6.5 THIRD-PARTY CONSENTS. As soon as practicable following the date hereof, the Company will use its commercially reasonable efforts (at its own expense) to obtain (and Buyer will cooperate at its expense with the Company to obtain) all consents, waivers and approvals under any Material Contract set forth on
Schedule 6.5 as may be required to be obtained in connection with the transactions contemplated hereby.

     6.6 FURTHER ASSURANCES. From and after the Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by this Agreement.

     6.7 TRANSACTION EXPENSES. Each of Buyer and Merger Sub, on the one hand, and the Company and the Seller Representative, on the other hand, shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

     6.8 TAX MATTERS.

          (a) For purposes of this Agreement, "Pre-Closing Taxes" means unpaid Taxes of the Company and any subsidiaries from a taxable period that closes on or before the Closing Date. For purposes of this Agreement, "Straddle Period Taxes" means unpaid Taxes of the Company arising from a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period") that relate to the pre-Closing tax period. For purposes of this Agreement, any Straddle Period Taxes shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts or the sale or transfer of any property, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, receipts or the sale or transfer of any property (other than sales, transfer, or use Taxes described in Section 6.8), be deemed to be the amount which would be payable if the relevant taxable period ended on the Closing Date.

          (b) For all taxable periods starting after the Closing Date, Buyer shall (i) cause the Company to join in Buyer's consolidated federal, and where appropriate, state and local, income Tax Returns, (ii) include the income of the Company on Buyer's consolidated federal, and where appropriate, state and local, income Tax Returns for all periods starting on the day following the Closing Date, and (iii) pay any federal, and where appropriate, state and local, income taxes attributable to such income. For all federal income tax purposes, the Company's Tax year shall terminate as of the end of the Closing Date in accordance with Treasury Regulation Section 1.1502-76(b)(2)(i) and the Pre-Closing Taxes with respect to such period shall be apportioned by closing the books of the Company as of the close of business on the Closing Date, and no ratable allocation election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D).

          (c) Buyer shall prepare or cause to be prepared and file or cause to be filed, on a basis consistent with past practice, all Tax Returns for the Company for all periods ending prior to or including the Closing Date that have not yet been filed as of the Closing Date. At least 15 days prior to the date on which each such Tax Return is filed, Buyer shall submit such Tax Return to the Seller Representative for the Seller Representative's review, comment and approval and Buyer shall make such revisions as are reasonably requested by the Seller Representative to the extent that such Tax Return has not been prepared in accordance with past practice, except to the extent required by applicable Legal Requirement, and might reasonably be expected to adversely affect the amount received by Sellers under this Agreement, or the indemnification obligations of Sellers under Section 7.

          (d) The Company shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the Company to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the Company and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present or future period.

          (e) The Seller Representative shall have the responsibility for, and the right to control, at the Seller Representative's expense, the audit and/or litigation (and disposition thereof) of any Tax Return relating to taxable periods ending on or prior to the Closing Date. Seller Representative shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof will or might be reasonably expected to give rise to a claim for indemnification under Section 7. If and to the extent that such an audit (or the disposition thereof) will or might be reasonably expected to give rise to a claim for indemnification under Section 7, Buyer may not resolve that audit without the consent of the Seller Representative. Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made by Seller Representative in the course of audits or appeals thereof to any Government Entity relating to taxable periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods only if such disposition will or might reasonably be expected to result in an adjustment to Taxes of Buyer or the Company for any period ending after the Closing.

          (f) Seller Representative, Buyer and the Company will each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain for a period of three years after the close of the relevant taxable period and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.

     6.9 EMPLOYEE BENEFIT MATTERS.

          (a) Buyer Plans. As promptly as reasonably practicable after the Effective Time, Buyer shall enroll the Continuing Employees in Buyer's employee benefit plans for which such employees are eligible (the "Buyer Plans"), including its medical plan, dental plan, life insurance plan and disability plan, on substantially similar terms applicable to employees of Buyer who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Buyer Plans. Without limiting the generality of the foregoing, Buyer shall recognize the prior service with the Company of each of the Continuing Employees for purposes of eligibility and vesting, to the extent permitted by the terms of the applicable Buyer Plans. Notwithstanding anything in this Section 6.9(a) to the contrary, this Section 6.9(a) shall not operate to
(i) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (ii) require Buyer to continue to maintain any employee benefit plan in effect following the Effective Time for Buyer's employees, including the Continuing Employees, or (iii) be construed to mean the employment of the Continuing Employees is not terminable by Buyer at will at any time, with or without cause, for any reason or no reason.

          (b) COBRA. Buyer shall comply with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder ("COBRA") and continue to provide health care continuation coverage to individuals who are currently COBRA qualified beneficiaries under the Company's medical, dental, and vision plans, as applicable, or who lose coverage and become COBRA qualified beneficiaries under such plans as a result of the Closing of the Merger. In addition, Buyer shall comply with all applicable requirements of comparable state laws governing the provision of health care continuation coverage.

     6.10 INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS; D&O TAIL POLICY.

          (a) If the Merger is consummated, then until the fourth anniversary of the Effective Time, Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the "Company Indemnified Parties") pursuant to any indemnification provisions under the Company's Certificate of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the "Company Indemnification Provisions"), with respect to claims arising out of matters occurring at or prior to the Effective Time, provided, however, that (i) prior to seeking indemnification under this Section 6.10(a), any Company Indemnified Party will be required to first pursue and (to the extent applicable to such claim) exhaust any coverage available to him or her with respect to such claim under the Tail Policy, and (ii) Buyer and the Surviving Corporation shall in no event be required to expend, in the aggregate, an amount pursuant to this
Section 6.10(a) (including without limitation in respect of all claims for indemnification by Company Indemnified Parties under this Section 6.10(a)) in excess of the amount of cash held (as a current asset of the Company) by the Company as of the Closing Date, and at such time (if any) as such aggregate expenditure under this Section 6.10(a) has been made, this Section 6.10(a) and all rights and obligations hereunder shall immediately terminate. Except as otherwise provided in clause (ii) of the preceding sentence, any claims for indemnification made under this Section 6.10(a) on or prior to the fourth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. Notwithstanding anything to the contrary in this Section 6.10(a), the foregoing covenants under this Section 6.10(a) shall not apply to any claim based on a claim for indemnification made by a Buyer Indemnitee pursuant to Section 7.

          (b) The Company shall purchase immediately prior to the Closing a "tail" policy under the Company's existing directors' and officers' insurance policy which shall (i) have an effective term of six (6) years from the Effective Time, (ii) cover only those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the Agreement Date and only for matters occurring at or prior to the Effective Time, and (iii) contain terms reasonably comparable to those applicable to the current directors and officers of the Company (the "Tail Policy"); provided that the Company shall not expend in excess of $55,000 on the Tail Policy (and, if the Tail Policy should cost more than such maximum amount, the Company shall contribute such maximum amount to the purchase thereof and the remaining cost shall be paid by the Sellers and/or the individual directors and officers or their employers). Neither Buyer nor the Surviving Corporation shall take any action following the Closing to cause the Tail Policy to be cancelled during its term.

          (c) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties.

     6.11 COMPLETION OF ANNUAL AUDIT. The Company shall use commercially reasonable efforts to cause, as soon as reasonably practicable following the Agreement Date, (i) the completion (by the Company's regular auditor or another auditor jointly approved by Buyer and the Company) of the audit of the financial statements of the Company for the fiscal year ended December 31, 2005, and (ii) the distribution to Buyer of an accurate and complete copy of such audited financial statements, together with the auditor's report thereon (which shall express an unqualified opinion on such financial statements, except that such opinion may contain such qualifications of the general type as were also reflected in the auditor's report on the Company's financial statements for the fiscal year ended December 31, 2004 and/or which are customary for companies at the stage of development as the Company was as of December 31, 2005). For clarity, the parties acknowledge and agree that (i) it is possible that the financial statements contemplated by this Section 6.11 will not be completed and distributed until after the Closing Date and (ii) provided that the Company has used its commercially reasonable efforts to comply with this Section 6.11, the fact that such financial statements have not been completed and distributed prior to the Closing Date shall not in and of itself constitute a breach of any representation, warranty or covenant of the Company under this Agreement.

     6.12 SECTION 16 MATTERS. Prior to the Effective Time, Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock but specifically excluding any acquisitions of Buyer Common Stock pursuant to
Section 2.13) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. The Parties acknowledge that all such above referenced dispositions and acquisitions are compensatory in nature.

     SECTION 7. SURVIVAL AND INDEMNIFICATION.

     7.1 SURVIVAL; BREACH.

          (a) All of the representations and warranties contained herein shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except that the representations and warranties contained in Section 3.2(a) (Authorization) shall survive the Closing and continue in full force and effect forever. The covenants and agreements contained herein shall survive the Closing until duly performed in accordance with the terms specified therefor. Any matter as to which an Indemnification Claim Notice has been properly given during the applicable survival period specified in this Section 7.1, which is pending or unresolved at the end of the applicable survival period, shall continue to be covered by this Section 7 notwithstanding the expiration of the survival period until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. The rights to indemnification set forth in this Agreement based on the representations, warranties, covenants and obligations set forth herein shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

     7.2 INDEMNIFICATION OBLIGATIONS OF SELLERS. Subject to the provisions of
Section 7.4 below, each Seller shall, severally and not jointly, indemnify, defend and hold harmless Buyer, Merger Sub, the Surviving Corporation and each of their respective successors, assigns, Affiliates, stockholders, officers, directors, employees and agents (collectively, the "Buyer Indemnitees") from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

          (a) the breach of any of the covenants or agreements made by the Company or Seller Representative in this Agreement;

          (b) the breach of any of the representations and warranties made by the Company in this Agreement; and

          (c) the matters set forth on Schedule 7.2.

     7.3 INDEMNIFICATION OBLIGATIONS OF BUYER AND MERGER SUB. Subject to the provisions of Section 7.4 below, Buyer and Merger Sub, jointly and severally, shall indemnify, defend and hold harmless each Seller and its respective successors, assigns, Affiliates, stockholders, officers, managers, directors, employees and agents (collectively, the "Seller Indemnitees") from and after the Closing, in respect of any Loss which any Seller Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

          (a) the breach of any of the covenants or agreements made by Buyer or Merger Sub in this Agreement; and

          (b) the breach of any of the representations and warranties made by Buyer or Merger Sub contained in this Agreement.

     7.4 LIMITATIONS ON INDEMNIFICATION.

          (a) The maximum aggregate obligation of each Seller with respect to any claim for indemnification shall not exceed such Seller's Allocable Portion of the amount of such claim. The maximum aggregate obligation of each Seller pursuant to Section 7.2 shall not exceed such Seller's Allocable Portion of the Escrow Amount, and recovery from the Escrow Amount shall be the sole and exclusive remedy under this Agreement for the matters listed in Section 7.2; provided, however, that, notwithstanding the foregoing, the maximum aggregate obligation of each Seller pursuant to Section 7.2 with respect to claims based on Section 3.2(a) (Authorization) and Section 3.3(a) (Capitalization) and claims based on fraud shall not exceed the aggregate amount of cash paid to such Seller pursuant to Section 2 (including amounts contributed to the Escrow Amount). Notwithstanding anything contained herein to the contrary, no Buyer Indemnitee may make a claim for indemnification pursuant to Section 7.2 unless and until an Indemnification Claim Notice describing Losses in an aggregate amount greater than $100,000 (the "Basket Amount") has been delivered, in which case the Buyer Indemnitee shall be entitled to claim indemnity for the full amount of Losses without deduction of such $100,000;

provided, however, that the foregoing limitation shall not apply to claims based on Section 3.2(a) (Authorization) and Section 3.3(a) (Capitalization), claims pursuant to Section 7.2(c), and claims based on fraud.

          (b) The maximum aggregate obligation of Buyer and Merger Sub pursuant to Section 7.3 shall not exceed $15,000,000; provided that the maximum aggregate obligation of Buyer pursuant to Section 7.3 with respect to claims based on
Section 2.9 and Section 2.13 shall not exceed $116,000,000.

     7.5 INDEMNIFICATION PROCEDURES. Other than with respect to the tax matters provisions, which will be governed by Section 6.8:

          (a) Notice of Third Party Claims. If any third party notifies Buyer or the Seller Representative of any matter that may give rise to a claim by a Buyer Indemnitee or Seller Indemnitee, as applicable, for indemnification pursuant to
Section 7.2 or 7.3 above (a "Third Party Claim"), then Buyer or the Seller Representative, as applicable (an "Indemnified Party"), must give the Seller Representative or Buyer, as applicable (an "Indemnifying Party"), written notice of such Indemnified Party's claim for indemnification (an "Indemnification Claim Notice") specifying in detail to the extent practical to do so the source of the Loss, promptly (and in any event within thirty (30) days) after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to promptly give notice within such thirty
(30) day period will not affect any rights to indemnification hereunder except to the extent of any Losses caused by such delay in giving notice.

          (b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Section 7 with respect to Losses arising from any Third Party Claim that are subject to the indemnification provided in Section 7.2 or 7.3 above shall be governed by and contingent upon the following additional terms and conditions:

               (i) An Indemnifying Party, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within thirty (30) days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party. In order for an Indemnifying Party to assume control of the defense of any Third Party Claim, the Indemnifying Party must provide written notice to the Indemnified Party acknowledging that such Third Party Claim is (assuming that the allegations therein are true) covered by the indemnification rights provided in Section 7.2 or Section 7.3, respectively.

               (ii) Notwithstanding Section 7.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.5(b)(i), (C) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and there are one or more legal defenses, in the opinion of counsel, that are reasonably available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (other than differing interests associated with an Indemnifying Party's obligation to indemnify), (D) the Third Party Claim seeks non-monetary relief, or (E) the Third Party Claim involves criminal allegations, in which case the Indemnified Party may, by notice to the Indemnifying Party, assume the defense of such claim and the reasonable fees and expenses of the Indemnified Party's counsel shall be paid periodically by the Indemnifying Party (provided that, if it is ultimately determined that the Indemnified Party is not entitled to be indemnified under this Section 7 for such fees and expenses, such fees and expenses shall be refunded by the Indemnified Party into the escrow account, or, if such fees and expenses are paid directly by the Indemnifying Party, repaid by the Indemnified Party to the Indemnifying Party, within ten (10) Business Days following the date of such determination). If any of the conditions (A)-(E) in the preceding sentence is met, and if such Third Party Claim is ultimately determined by a court of competent jurisdiction to entitle the Indemnified Party to indemnification as set forth in Section 7, the reasonable costs and expenses of counsel of the Indemnified Party incurred in connection therewith shall be included in the indemnifiable Losses.

               (iii) If an Indemnifying Party has assumed the defense of any Third Party Claim pursuant to Section 7.5(b)(i) above, then the Indemnifying Party shall have the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnified Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent, unless the judgment, settlement or compromise includes an unconditional release from all liability with respect to the Third Party Claim in favor of the Buyer Indemnitees or Seller Indemnitees, as applicable.

               (iv) If an Indemnified Party has assumed the defense of any Third Party Claim pursuant to Section 7.5(b)(ii) above, then the Indemnified Party shall have the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent, unless the judgment, settlement or compromise includes an unconditional release from all liability with respect to the Third Party Claim in favor of the Buyer Indemnitees or Seller Indemnitees, as applicable.

               (v) The party which has not assumed the defense of any Third Party Claim shall nevertheless have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents does not affect any privilege relating to the Buyer Indemnitees or Seller Indemnitees, as applicable.

          (c) Notice of Other Claims. Any Indemnified Party may make a claim for indemnification pursuant to Section 7.2 or 7.3 above by providing an Indemnification Claim Notice to the Indemnifying Party promptly after the Indemnified Party becomes aware of such claim. Such notice must contain a reasonably detailed description of the claim and the nature and amount, if then reasonably ascertainable, of such Loss.

          (d) Resolution of Indemnification Claim Notice. Each Indemnification Claim Notice shall be resolved as follows:

               (i) Uncontested Claims. If, within 20 Business Days after an Indemnification Claim Notice is received by the Indemnifying Party, the Indemnifying Party does not contest such Indemnification Claim Notice in writing to the Indemnified Party, the Indemnifying Party shall be conclusively deemed to have consented, on behalf of all Buyer Indemnitees or Seller Indemnitees, as applicable, to the recovery by the Buyer Indemnitees or Seller Indemnitees, as applicable, of the full amount of Losses specified in the Indemnification Claim Notice in accordance with this Section 7.

               (ii) Contested Claims. If the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of an Indemnification Claim Notice (a "Contested Claim") (with a copy to the Escrow Agent) within the 20 Business Day period specified in Section 7.5(d)(i), then such Contested Claim shall be resolved by either (x) a written settlement agreement executed by the Indemnified Party and the Indemnifying Party (a copy of which shall be furnished to the Escrow Agent) or (y) in the absence of such a written settlement agreement within 40 Business Days following receipt by the Indemnified Party of the written notice from the Indemnifying Party, by binding litigation between the Indemnified Party and the Indemnifying Party in accordance with the terms and provisions of Section 7.5(d)(iii).

               (iii) Litigation of Contested Claims. Either the Indemnified Party or the Indemnifying Party may bring suit in the state and federal courts located in the State of California, Orange County or Santa Clara County to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, the Indemnified Party shall bear the burden of proof by a preponderance of the evidence that the Indemnified Party or other Buyer Indemnitees or Seller Indemnitees, as applicable, are entitled to indemnification pursuant to this Section 7. The decision of the trial court as to the validity and amount of any claim in such Indemnification Claim Notice shall be nonappealable, binding and conclusive upon the Parties and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Amount in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

          (e) Manner and Characterization of Payment.

               (i) Any indemnification obligations of Sellers pursuant to
     Section 7.2 shall be paid within ten (10) days after final, nonappealable determination thereof by wire transfer or delivery of other immediately available funds to an account designated in writing by Buyer.

               (ii) Any indemnification obligations of Buyer pursuant to Section
     7.3 shall be paid by Buyer within ten (10) days after final, nonappealable determination thereof by wire transfer or delivery of other immediately available funds to an account(s) designated in writing by the Seller Representative.

               (iii) Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable law, as adjustments to the consideration payable in the Merger for all Tax purposes.

     7.6 LOSSES NET OF INSURANCE AND TAXES. All amounts required to be paid to an Indemnified Party pursuant to the terms of this Section 7 shall be (i) reduced by the amount of any Tax benefits attributable to a payment made in respect of a claim of Losses and actually received by the Indemnified Party during the period after Closing, (ii) reduced by any amount actually received by the Indemnified Party under insurance policies in existence prior to the Closing, and (iii) net of any reserve specifically provided and identified for the item (or category of item) in question on the November 30 Balance Sheet.

     7.7 EXCLUSIVE REMEDY. The foregoing indemnification provisions shall be the sole and exclusive remedy for all claims for breach of any representation, warranty, covenant or agreement under this Agreement (whether at law or otherwise), other than claims for fraud or a suit for specific performance.

     SECTION 8. TERMINATION, AMENDMENT AND WAIVER.

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written consent of Buyer and the Company;

          (b) by either Buyer or the Company if any court of competent jurisdiction or other Government Entity of competent jurisdiction shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable); or (ii) any litigation or other Action is pending before any court of competent jurisdiction or has been threatened to be instituted by any Person or Government Entity, which in the good faith judgment of the Board of Directors of Buyer or the Company, as the case may be, is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or materially impairing the benefits of the transactions contemplated by, this Agreement;

          (c) by the Company by written notice to Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, such that if not cured on or prior to the Closing Date, the condition set forth in Section 9.2(a) would not be satisfied; provided that if such untruth or inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer, through the exercise of commercially reasonable efforts, within 30 days after Buyer's receipt of written notice from the Company of a breach by Buyer hereunder, then the Company may not terminate this Agreement under this Section 8.1(c) prior to the end of such 30-day period, provided that Buyer continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this Section

8.1(c) if the Company shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by Buyer is cured prior to the end of such 30-day period);

          (d) by Buyer by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, such that if not cured on or prior to the Closing Date, the condition set forth in Section 9.1(a) would not be satisfied; provided that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of commercially reasonable efforts, within 30 days after the Company's receipt of written notice from Buyer of a breach by the Company hereunder, then Buyer may not terminate this Agreement under this
Section 8.1(d) prior to the end of such 30-day period, provided that the Company continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through such 30-day period (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if Buyer shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by the Company is cured prior to the end of such 30-day period); or

          (e) by the Company or Buyer, if the Closing shall not have taken place on or before May 31, 2006 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to (i) the Company if the failure of the Company to fulfill any of its respective obligations under this Agreement substantially caused the failure of the Closing to occur on or before such date or (ii) Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement substantially caused the failure of the Closing to occur on or before such date; provided, further, that if the Closing shall not have occurred by May 31, 2006 because any of the conditions set forth in Section 9.1(b)-(c) or Section 9.2(b)-(c) has not been satisfied, then either Buyer or the Company may (but shall not be obligated to), by giving written notice to the other, extend such date by up to 90 days; provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not in any way limit or otherwise affect the covenants of the Company, the Sellers and Buyer under Section 6.3(d) above to use their commercially reasonable best efforts to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that the provisions of this Section 8.2 (Effect of Termination) and Section 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 9. CONDITIONS TO THE CLOSING.

     9.1 CONDITIONS OF BUYER'S AND MERGER SUB'S OBLIGATIONS. Buyer's and Merger Sub's obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

          (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing as though then made (except for any such representation or warranty that by its terms speaks only as of a specific date or dates, in which case such representation or warranty shall be true and correct in all material respects at and as of such specified date or dates), except to the extent that such representations and warranties are qualified by the term "material," in which case such representations and warranties (as so written, including the term "material") shall be true and correct in all respects at and as of the Closing (except for any such representation or warranty that by its terms speaks only as of a specific date or dates, in which case such representation or warranty shall be true and correct in all respects at and as of such specified date or dates). The Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it prior to the Closing pursuant to this Agreement.

          (b) Proceedings.

               (i) There shall not be any injunction, judgment, order, decree, ruling or charge in effect the result of which would prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or materially adversely affect the Company's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

               (ii) There shall not be any litigation or other Action pending before any court of competent jurisdiction or threatened to be instituted by any Person or Government Entity, which in the good faith determination of Buyer's board of directors is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or materially impairing the benefits of, the transactions contemplated by this Agreement.

          (c) Governmental Consents and Approvals. All governmental consents or approvals required for the consummation of the transactions contemplated hereby by the Company shall have been obtained, including the expiration of the waiting period, if any, required under any applicable antitrust laws or regulations.

          (d) The Company's Closing Documents. The Company shall, or shall cause each appropriate party to, deliver to Buyer the following documents (duly executed as appropriate):

               (i) a certificate of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c) with respect to the Company have been met;

               (ii) a certificate (dated not more than ten days prior to the Closing), as to the good standing of the Company in its jurisdiction of incorporation, along with evidence from a reputable national filing service of the good standing of the Company as of the Closing Date;

               (iii) the Escrow Agreement, duly executed by the Seller Representative;

               (iv) the Certificate of Merger, duly executed by the Company;

               (v) legal opinion of Fenwick & West LLP, special counsel to the Company, as to the matters referred to on Exhibit E;

               (vi) certificates dated as of the Closing Date from the Company, signed by the Secretary thereof and in form and substance reasonably satisfactory to Buyer certifying (A) that resolutions in the form attached to the certificate have been duly adopted by the board of directors of the Company authorizing the execution of the Transaction Documents to which it is a party, (B) that resolutions in the form attached to the certificate have been duly adopted by the stockholders of the Company adopting and approving the Merger (which resolutions shall specifically acknowledge each Seller's indemnification obligations pursuant to this Agreement), (C) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of the Company, and (D) that the attached copies of the certificate of incorporation and bylaws of the Company are complete and correct;

               (vii) resignation letters in the form of Exhibit F duly executed by the directors and officers of the Company pursuant to Sections 2.6(a) and (b);

               (viii) estoppel certificates in a form satisfactory to Buyer duly executed by the landlord for each Leased Real Property;

               (ix) a certificate that an interest in the Company is not a "United States real property interest" within the meaning of Section 897 of the Code, in a form reasonably satisfactory to Buyer;

               (x) Release Agreements, in a form mutually agreed upon by Buyer and the Company, duly executed by certain Sellers agreed upon by Buyer and the Company;

               (xi) Noncompetition and Nonsolicitation Agreements, in a form mutually agreed upon by Buyer and the Company, duly executed by certain Sellers agreed upon by Buyer and the Company (the "Non-Compete Sellers");

               (xii) Nonsolicitation Agreements, in a form mutually agreed upon by Buyer and the Company, duly executed by certain Sellers agreed upon by Buyer and the Company; and

               (xiii) executed copies of all consents, waivers and approvals under such of the Material Contracts set forth on Schedule 6.5 as may be required to be obtained by the Company in connection with the transactions contemplated hereby.

          (e) Material Adverse Effect. Since the date of the November 30 Balance Sheet, there must have been no Material Adverse Effect which is continuing.

          (f) Continuing Employees. The employees of the Company mutually agreed upon by Buyer and the Company shall be employed by the Company on the Closing Date.

          (g) Termination of Company Stockholder Documents and Rights. Each of those agreements set forth on Schedule 9.1(g) shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to such agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing, at no expense and with no continuing obligations to any of the Surviving Corporation, Buyer or Merger Sub (provided however that, as indicated on Schedule 9.1(g), the foregoing shall not apply to one agreement listed thereon, which shall instead have been amended (as indicated on such Schedule) effective at or prior to Closing).

          (h) Dissenting Shares. Holders of 5% or more of the outstanding shares of Company Capital Stock (calculated on an as converted to Company Common Stock basis) shall not have demanded or be eligible to demand appraisal of such holder's shares under either DGCL Section 262 or Chapter 13 of the CGCL by the lapse of the respective required notice periods thereunder.

          (i) Exercise of Vested Options by Non-Compete Sellers. Each of the Non-Compete Sellers who did not already hold outstanding shares of Company Common Stock as of January 31, 2006 shall have exercised all of his or her Company Stock Options that are, at the time of such exercise, vested.

          (j) Parachute Payment Waivers. The Company shall have obtained prior to the initiation of the requisite stockholder approval procedure under subsection (k) below, a Parachute Payment Waiver, in a form reasonably acceptable to Buyer, from each Person who the Company and/or Buyer reasonably believes is, with respect to the Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under subsection (k), and who the Company and/or Buyer reasonably believes might otherwise receive, have received, or have the right or entitlement to receive parachute payments under Section 280G of the Code with a value in excess of 2.99 times such person's base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, and the Company shall have delivered each such Parachute Payment Waiver to Buyer on or before the Closing Date.

          (k) 280G Stockholder Approval. The Company shall have submitted a proposal to its stockholders to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under subsection (j) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of
Section 280G of the Code,
with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

          (l) Termination of 401(k) Plan. The Company shall have terminated its 401(k) plan prior to the Closing Date, pursuant to written resolutions of the Company's board of directors, the form and substance of which shall be reasonably satisfactory to Buyer.

          Any condition set forth in this Section 9.1 may be waived by Buyer if it executes a writing so stating prior to the Closing.

     9.2 CONDITIONS OF THE COMPANY'S OBLIGATIONS. The Company's obligation to effect the Merger at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

          (a) Representations and Warranties; Covenants. Each representation and warranty set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing as though then made (except for any such representation or warranty that by its terms speaks only as of a specific date or dates, in which case such representation or warranty shall be true and correct in all material respects at and as of such specified date or dates), except to the extent that such representations and warranties are qualified by the term "material," in which case such representations and warranties (as so written, including the term "material") shall be true and correct in all respects at and as of the Closing (except for any such representation or warranty that by its terms speaks only as of a specific date or dates, in which case such representation or warranty shall be true and correct in all respects at and as of such specified date or dates). Each of Buyer and Merger Sub shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it prior to the Closing pursuant to this Agreement.

          (b) Proceedings.

               (i) There shall not be any injunction, judgment, order, decree, ruling or charge in effect the result of which would prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or materially adversely affect Buyer's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

               (ii) There shall not be any litigation or other Action pending before any court of competent jurisdiction or threatened to be instituted by any Person or Government Entity, which is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or materially impairing the benefits of, the transactions contemplated by this Agreement

          (c) Governmental Consents and Approvals. All governmental consents or approvals required for the consummation of the transactions contemplated hereby by Buyer, shall have been obtained, including the expiration of the waiting period, if any, required under any applicable antitrust laws or regulations.

          (d) Buyer's and Merger Sub's Closing Documents. Buyer and Merger Sub shall have delivered to the Company the following documents:

               (i) a certificate of an executive officer of Buyer, dated as of the Closing Date and signed by an executive officer of Buyer, expressly certifying that the conditions in Section 9.2(a), Section 9.2(b), and
     Section 9.2(c) have been met;

               (ii) a certificate (dated not more than ten (10) days prior to the Closing), as to the good standing of each of Buyer and Merger Sub in its jurisdiction of incorporation, along with evidence from a reputable national filing service of the good standing of Buyer and Merger Sub as of the Closing Date;

               (iii) the Escrow Agreement, duly executed by Buyer;

               (iv) a certificate dated as of the Closing Date from Buyer, signed by an executive officer thereof and in form and substance reasonably satisfactory to the Company certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer's board of directors authorizing the execution of the Transaction Documents to which it is a party and (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Buyer;

               (v) a certificate dated as of the Closing Date from Merger Sub, signed by an executive officer thereof and in form and substance reasonably satisfactory to Sellers certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Merger Sub's board of directors and stockholders authorizing the execution of the Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Merger Sub, and (C) the authenticity of attached copies of the certificate of incorporation and bylaws of Merger Sub; and

               (vi) executed copies of all consents, waivers and approvals under any material contract set forth on Exhibit G as may be required to be obtained by Buyer in connection with the transactions contemplated hereby.

     Any condition set forth in this Section 9.2 may be waived by the Company if the Company executes a writing so stating at or prior to the Closing.

     SECTION 10. MISCELLANEOUS.

     10.1 CONFIDENTIALITY. The Company and Buyer will treat and hold as confidential all information concerning the business and affairs of the Company and Buyer that is not already generally available to the public (the "Confidential Information"). Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of the disclosure by such Party or such Party's representatives in violation of this Section 10.1 or (b) a Party can demonstrate has become available to a Party on a nonconfidential basis from a source (other than another Party or its representatives) which, to such Party's knowledge, is not prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, no Party shall be prohibited from disclosing Confidential Information after such Party has been advised by legal counsel that such Party is required by Legal Requirement to disclose such Confidential Information. If this Agreement is terminated, all copies of documents containing Confidential Information of a disclosing Party shall be returned by the receiving Party to the disclosing Party or be destroyed.

     10.2 CONSENT TO AMENDMENTS. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by the Company and Buyer, provided that after adoption of this Agreement by the holders of Company Capital Stock, no amendment or modification shall be made which under Legal Requirements requires the further approval of the holders of Company Capital Stock without obtaining such further approval, provided, further that following the Closing, this Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by the Seller Representative and Buyer. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

     10.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of Buyer, with respect to an assignment by the Company or the Seller Representative, or the Company, with respect to an assignment by Buyer prior to the Closing, or the Seller Representative, with respect to an assignment by Buyer or the Company following the Closing.

     10.4 GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of California, Orange County or Santa Clara County, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by any manner permitted by applicable law shall be effective service of process of any action, suit or proceeding brought against any Party in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     10.5 NOTICES. All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) when confirmed if sent by telecopy or facsimile transmission during the recipient's normal business hours, or if not during such hours, the day after such receipt, provided notice is also sent pursuant to subparagraphs (ii) or (iii) above; in each case to the Parties at the following addresses or numbers, as applicable, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.5.

          If to the Company:

               PathScale, Inc.
               2071 Stierlin Court, Suite 200
               Mountain View, CA 94043
               Attention: Chief Executive Officer
               Facsimile: (650) 428-1969

               with copies, which shall not constitute notice to the Company, to:

               Fenwick & West LLP
               Silicon Valley Center
               801 California Street
               Mountain View, CA 94041
               Attention: Dan Dorosin, Esq.
                          Andrew Luh, Esq.
               Facsimile: (650) 938-5200

          If to the Seller Representative:

               James F. Watson
               General Partner
               CMEA Ventures
               One Embarcadero Center
               Suite 3250
               San Francisco, CA 94111
               Facsimile: (415) 352-1524
               with copies, which shall not constitute notice to the Seller Representative, to:

               Fenwick & West LLP
               Silicon Valley Center
               801 California Street
               Mountain View, CA 94041
               Attention: Dan Dorosin, Esq.
                          Andrew Luh, Esq.
               Facsimile: (650) 938-5200

          If to Buyer or Merger Sub:

               QLogic Corporation
               26650 Aliso Viejo Parkway
               Aliso Viejo, California 92656
               Attention: Vice President and General Counsel
               Facsimile No.: (949) 386-6488

               with copies, which shall not constitute notice to Buyer or Merger Sub, to:

               O'Melveny & Myers LLP
               610 Newport Center Drive
               Suite 1700
               Newport Beach, California 92660
               Attention: Gary J. Singer, Esq.
               Facsimile No.: (949) 823-6994

     10.6 SCHEDULES. The Schedules and Annexes to this Agreement and the Company Disclosure Letter constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. For the avoidance of doubt, the Exhibits are not incorporated in this Agreement, except and to the extent as otherwise explicitly provided.

     10.7 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts, including facsimile versions (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

     10.8 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

     10.9 HEADINGS. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

     10.10 ENTIRE AGREEMENT. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings (including the Letter of Intent, dated December 15, 2005, between the Company and Buyer), whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated (except for the NDA).

     10.11 INTERPRETATION. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules, Annexes and Exhibits shall mean and refer to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Entity, Persons succeeding to the relevant functions of such Person); (f) masculine gender shall also include the feminine and neutral genders, and vice versa; and (g) the term "including" shall be deemed to mean "including, without limitation".

     10.12 SEVERABILITY. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     10.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     10.14 SELLER REPRESENTATIVE.

          (a) By voting in favor of the Merger or participating in the conversion of Company Capital Stock, each Seller shall be deemed to hereby irrevocably appoint James F. Watson to act as the Seller Representative for all purposes under Section 6.8 and Section 7 of this Agreement and the Escrow Agreement including, without limitation, the full power and authority on each Seller's behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by Sellers under Section 6.8 and Section 7 of this Agreement and the Escrow Agreement, and (iii) to execute and deliver any amendment or waiver to this Agreement (to the extent permitted by the proviso in Section 10.2) and the Escrow Agreement in connection therewith. Such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative taken pursuant to this Section 10.14 shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall have no duties or obligations hereunder except those specifically set forth herein and in the Escrow Agreement and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement. Each Seller agrees to indemnify and hold harmless the Seller Representative and its respective successors, assigns, Affiliates, stockholders, officers, managers, directors, employees and agents (collectively, "Seller Representative Indemnitees") against all expenses (including reasonable attorneys' fees), judgments, fines and amounts incurred by a Seller Representative Indemnitee in connection with any action, suit or proceeding to which such Seller Representative Indemnitee is made a party by reason of the fact it is or was acting as, on behalf of or in connection with, a Seller Representative under this Agreement or its relationship to a Seller Representative; if not paid directly to the Seller Representative by the Sellers, such expenses, judgments, fines and amounts may be recovered by the Seller Representative from the Escrow Amount, and such recovery will be made from the Sellers according to their respective Allocable Portions; provided that, to the extent that such amounts recovered by the Seller Representative from the Escrow Amount are not used by the Seller Representative to provide indemnification to a Buyer Indemnitee for Losses pursuant to Section 7.2 (subject to the limitations on such indemnification set forth in Section 7.4), the Seller Representative shall (if and upon subsequently receiving the direct payment of such amounts from Sellers), or otherwise shall cause the Sellers to (and the Sellers shall), promptly refund such amounts to the Escrow Amount. No Seller Representative Indemnitee nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud or bad faith. Without prejudice to the foregoing, no Seller Representative Indemnitee shall have liability in respect of any action, claim or proceeding brought against the Seller Representative Indemnitee by any Seller if the Seller Representative took or omitted taking any action in good faith.

          (b) The individual serving as the Seller Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount then on deposit with the Escrow Agent upon not less than ten days prior written notice to Buyer and the Escrow Agent.

     10.15 ADDITIONAL EMPLOYEE AND OTHER MATTERS. The Parties additionally agree to the items set forth on Schedule 10.15 hereto.

                                    * * * * *

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:                                  THE COMPANY:

QLOGIC CORPORATION                      PATHSCALE, INC.


By: H.K. Desai                          By: Scott Metcalf
    ---------------------------------       ------------------------------------
Its: President and Chief Executive      Its: Chief Executive Officer
     Officer

MERGER SUB:                             SELLER REPRESENTATIVE:

PS MERGER SUB, INC.                     JAMES F. WATSON


By: H.K. Desai                          James F. Watson
    ---------------------------------   ----------------------------------------
Its: President and Chief Executive
     Officer

                                                                Merger Agreement


                                       S-1